Exhibit 99.2

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

between

CNL Restaurant Properties, Inc.

and

U.S. Restaurant Properties, Inc.

Dated as of August 9, 2004

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF CNLRP		30

4.1	Organization, Standing and Power	31
4.2	Capitalization	31
4.3	Authority; No Conflict; Required Filings and Consents	33
4.4	SEC Filings; Financial Statements	34
4.5	No Undisclosed Liabilities; Indebtedness	36
4.6	Absence of Certain Changes or Events	36
4.7	Properties	37
4.8	CNLRP Joint Venture Interests	38
4.9	Leases	38
4.10	Taxes	38
4.11	Intellectual Property	40
4.12	Litigation	40
4.13	Environmental Matters	40
4.14	Employee Benefit Plans	41
4.15	Compliance	42
4.16	Employment and Labor Matters	43
4.17	Insurance	44
4.18	Opinions of Financial Advisors	44
4.19	Related Party Transactions	44
4.20	Permits	45
4.21	Tax Matters	45
4.22	Brokers	45
4.23	Section 3-602 of the MGCL Not Applicable	45
4.24	No Ownership of Company Securities	45
4.25	Certain Business Practices	46
4.26	1940 Act	46
4.27	Disclosure	46

ARTICLE V CONDUCT OF BUSINESS		46

5.1	Covenants of the Company	46
5.2	Covenants of CNLRP	49
5.3	Confidentiality	52

ARTICLE VI ADDITIONAL AGREEMENTS		52

6.1	No Solicitation	52
6.2	Joint Proxy Statement/Prospectus; Registration Statement	53
6.3	Access to Information; Confidentiality	54
6.4	Stockholders’ Meetings	55
6.5	Legal Conditions to the Merger	56
6.6	Public Disclosure	57
6.7	Listing of Company Common Stock and Company Series C Preferred Stock	57
6.8	Indemnification	57
6.9	Letter of the Company’s and CNLRP’s Accountants	59
6.10	Notification of Certain Matters	59

- ii -

6.11	Certain Tax Matters	59
6.12	Company Stockholders’ Agreement	60
6.13	CNLRP Stockholders’ Agreement	60
6.14	Change in Company Board Size	60
6.15	Notice to Holders of Company Preferred Stock	60
6.16	Access to Work Papers	60
6.17	Takeover Laws	60
6.18	Assumption of CNLRP Employee Plans	60
6.19	Payments Related to Failure to Close Income Fund Mergers	61

ARTICLE VII CONDITIONS TO MERGER		62

7.1	Conditions to Each Party’s Obligation To Effect the Merger	62
7.2	Additional Conditions to Obligations of the CNLRP	62
7.3	Additional Conditions to Obligations of the Company	64

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER		66

8.1	Termination	66
8.2	Effect of Termination	68
8.3	General Fees and Expenses	68
8.4	Certain Fees and Expenses	69
8.5	Amendment	71
8.6	Extension; Waiver	71

ARTICLE IX MISCELLANEOUS		71

9.1	Nonsurvival of Representations and Warranties	71
9.2	Notices	72
9.3	Entire Agreement	72
9.4	No Third Party Beneficiaries	73
9.5	Assignment	73
9.6	Severability	73
9.7	Counterparts and Signature	73
9.8	Interpretation	73
9.9	Governing Law	74
9.10	Failure or Indulgence Not Waiver; Remedies Cumulative	74
9.11	Remedies	74
9.12	Submission to Jurisdiction	74
9.13	WAIVER OF JURY TRIAL	74

- iii -

TABLE OF DEFINED TERMS

Terms	Cross Reference in Agreement
1940 Act	Section 3.27
Acquisition Proposal	Section 6.1(a)(i)
Affiliate	Section 3.4(d)
Agreement	Preamble
Articles of Merger	Section 1.1
Base Amount	Section 8.4(e)
BofA	Section 4.18
Board Designees	Section 1.4
Break-Up Expenses	Section 8.4(f)
Break-Up Expense Tax Opinion	Section 8.4(f)
Break-Up Fee	Section 8.4(e)
Break-Up Fee Tax Opinion	Section 8.4(e)
Certificates	Section 2.2(c)
Claim	Section 6.9(b)
Closing	Section 1.2
Closing Date	Section 1.2
CNLRP	Preamble
CNLRP Balance Sheet	Section 4.4(b)
CNLRP Board	Section 4.18
CNLRP Charter Amendment	Section 4.3(d)
CNLRP Common Stock	Section 2.1(a)
CNLRP Disclosure Schedule	Article IV
CNLRP Employee Plans	Section 4.13(a)
CNLRP ERISA Affiliate	Section 4.13(a)
CNLRP Excess Stock	Section 4.2(a)
CNLRP Insurance Policies	Section 4.17
CNLRP Joint Ventures	Section 4.1(c)
CNLRP Material Adverse Effect	Article IV
CNLRP Meeting	Section 3.4(d)
CNLRP Permits	Section 4.19
CNLRP Preferred Stock	Section 4.2(a)
CNLRP Properties	Section 4.7(a)
CNLRP Property	Section 4.7(a)
CNLRP SEC Reports	Section 4.4(a)
CNLRP Special Committee	Section 4.18
CNLRP Stockholders’ Agreement	Preamble
CNLRP Stock Plan	Section 4.2(b)
COBRA Coverage	Section 3.14(i)
Code	Preamble
Commitment Letter	Section 6.20
Company	Preamble
Company Acquisition Agreement	Section 8.4(c)
Company Balance Sheet	Section 3.4(b)
Company Board	Section 3.18
Company Charter Amendments	Section 1.3

- iv -

Terms	Cross Reference in Agreement
Company Common Stock	Section 2.1(b)
Company Disclosure Schedule	Article III
Company Employee Plan	Section 3.14(a)
Company Insurance Policies	Section 3.17
Company Joint Ventures	Section 3.1(c)
Company Lease	Section 3.9(a)
Company Leases	Section 3.9(a)
Company Loan Agreement	Section 7.3(e)
Company Material Adverse Effect	Article III
Company Meeting	Section 3.4(d)
Company Permits	Section 3.20
Company Preferred Stock	Section 3.2(a)
Company Properties	Section 3.7(a)
Company Property	Section 3.7(a)
Company Rent Roll	Section 3.9(c)
Company SEC Reports	Section 3.4(a)
Company Series A Preferred Stock	Section 3.2(a)
Company Series B Preferred Stock	Section 3.2(a)
Company Series B-1 Preferred Stock	Section 3.2(a)
Company Series C Preferred Stock	Section 2.1(b)
Company Special Committee	Section 3.18
Company Stock Options	Section 3.2(b)
Company Stock Plan	Section 3.2(b)
Company Stockholders’ Agreement	Preamble
Confidentiality Agreement	Section 5.3
Constituent Corporations	Section 1.3
Contamination	Section 3.13(c)(iii)
Development	Sections 3.7(e), 4.7(e)
Effective Time	Section 1.1
Employee Benefit Plan	Section 3.14(a)
Encumbrances	Section 3.7(a)
Environmental Claims	Section 3.13(c)(ii)
Environmental Documents	Section 3.13(c)(vi)
Environmental Law	Section 3.13(c)(i)
EPA	Section 3.13(c)(vi)
ERISA Affiliate	Section 3.14(a)
ERISA	Section 3.14(a)
Exchange Act	Section 3.3(c)
Exchange Agent	Section 2.2(a)
Exchange Ratio	Section 2.1(c)
Final CNLRP Dividend	Section 1.5
GAAP	Section 3.4(b)
Governmental Entity	Section 3.3(c)
Ground Lease	Section 3.9(d)
Ground Lessee	Section 3.9(d)
Hazardous Substance	Section 3.13(c)(v)

- v -

Terms	Cross Reference in Agreement
HSR Act	Section 3.3(c)
Income Fund Merger Agreements	Section 7.3(g)
Income Fund Mergers	Section 7.3(g)
Income Funds	Section 7.3(g)
Indebtedness	Section 3.21(a)
Indemnified Parties	Section 6.9(b)
Indemnified Party	Section 6.9(b)
Intellectual Property	Section 3.11
IRS	Section 3.10(a)
Knowledge	Section 3.2(b)
LM	Section 4.18
Material Agreement	Section 3.21(a)
Maximum Amount	Section 8.4(f)
Merger	Preamble
Merger Consideration	Section 2.1(b)
MGCL	Section 1.1
MK	Section 3.18
NYSE	Section 2.2(h)
Order	Section 7.1(e)
Outside Date	Section 8.1(b)
Payor	Section 8.4(e)
Person	Section 2.2(d)
Proceeding	Section 3.12
Property Restrictions	Section 3.7(a)
Proxy Statement	Section 3.4(d)
Qualifying Income	Section 8.4(e)
Recipient	Section 8.4(e)
Registration Statement	Section 3.4(d)
REIT	Section 3.10(b)
REIT Requirements	Section 8.4(e)
Release	Section 3.13(c)(iv)
Representative	Section 6.1(a)(ii)
SEC	Section 3.3(c)
Securities Act	Section 3.3(c)
Subsidiary	Section 3.1(b)
Surviving Corporation	Section 1.3
Tax	Section 3.10(h)
Tax Authority	Section 3.10(h)
Tax Return	Section 3.10(h)
Tax Returns	Section 3.10(h)
Taxes	Section 3.10(h)
Transfer	Section 6.1(a)(i)
WARN	Section 3.16(b)

- vi -

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 9, 2004, is by and between CNL Restaurant Properties, Inc., a Maryland corporation (“CNLRP”), and U.S. Restaurant Properties, Inc., a Maryland corporation (the “Company”).

WHEREAS, the Boards of Directors of CNLRP and the Company deem it advisable and in the best interests of each corporation and its respective stockholders that CNLRP and the Company combine in order to advance the long-term business interests of CNLRP and the Company;

WHEREAS, the combination of CNLRP and the Company shall be effected by the terms of this Agreement through a merger of CNLRP into the Company, as a result of which the stockholders of CNLRP will become stockholders of the Company (the “Merger”);

WHEREAS, as a condition to the willingness of, and an inducement to, CNLRP to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, certain holders of Company Common Stock (as defined herein), are entering into a Stockholders’ Agreement dated as of the date hereof (the “Company Stockholders’ Agreement”) in the form of Exhibit A attached hereto, providing for certain actions relating to the transactions contemplated by this Agreement;

WHEREAS, as a condition to the willingness of, and an inducement to, the Company to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, certain holders of CNLRP Common Stock (as defined herein), are entering into a Stockholders’ Agreement dated as of the date hereof (the “CNLRP Stockholders’ Agreement”) in the form of Exhibit B attached hereto, providing for certain actions relating to the transactions contemplated by this Agreement; and

WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, CNLRP and the Company agree as follows:

ARTICLE I

THE MERGER

1.1 Effective Time of the Merger. Subject to the provisions of this Agreement, prior to the Closing (as defined in Section 1.2), CNLRP shall prepare, and on the Closing Date or as soon as practicable thereafter, CNLRP shall cause to be filed with the Maryland Department of Assessments and Taxation, an articles of merger (the “Articles of Merger”) in such form as is required by, and executed by the Surviving Corporation (as defined in Section 1.3) in accordance with, the relevant provisions of the Maryland General Corporation Law (the “MGCL”) and shall make all other filings or recordings required under the MGCL. The Merger shall become effective at (i) such time as the Articles of Merger has been duly filed with the Maryland Department of Assessments and Taxation or (ii) such other time as is agreed upon by CNLRP and the Company and specified in the Articles of Merger. Such time is hereinafter referred to as the “Effective Time.”

1.2 Closing The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Washington, D.C. time, on a date to be specified by CNLRP and the Company (the “Closing Date”), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, but subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Shaw Pittman LLP, 2300 N Street, N.W., Washington, DC 20037, unless another date, place or time is agreed to in writing by CNLRP and the Company.

1.3 Effects of the Merger. At the Effective Time: (i) the separate existence of CNLRP shall cease and CNLRP shall be merged with and into the Company (CNLRP and the Company are sometimes referred to below as the “Constituent Corporations” and the Company following the Merger is sometimes referred to below as the “Surviving Corporation”); (ii) the Restated Articles of Incorporation of the Company shall be the Articles of Incorporation of the Surviving Corporation; as amended, if approved by the stockholders of the Company, pursuant to the amendments set forth in Exhibit C attached hereto (the “Company Charter Amendments”), and (iii) the Bylaws of the Company shall be the Bylaws of the Surviving Corporation. The Merger shall have the effects set forth in Section 3-114 of the MGCL.

1.4 Directors and Officers. At the Effective Time, the Surviving Corporation shall cause the Board of Directors of the Surviving Corporation to consist of up to 11 directors, five of whom shall be the directors of CNLRP prior to the Effective Time, one of whom shall be the then current Chief Executive Officer of CNLRP, three of whom shall be Robert J. Stetson, G. Steven Dawson and James H. Kropp, and up to two additional directors of whom shall be designated prior to the Effective Time by CNLRP (the “Board Designees”). All other directors of the Company immediately prior to the Effective Time shall submit their resignations effective as of the Effective Time. The officers of CNLRP immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Restated Articles of Incorporation and Bylaws of the Surviving Corporation. All officers of the Company immediately prior to the Effective Time shall submit their resignations effective immediately following the Effective Time.

1.5 Provisions Relating to Record Dates for Final Dividends. If and to the extent necessary for CNLRP to satisfy the requirements of Section 857(a)(1) of the Code for the taxable year of CNLRP ending at the Effective Time and, if applicable, the preceding taxable year (and to avoid the payment of any tax with respect to undistributed income or gain), CNLRP shall declare a dividend (the “Final CNLRP Dividend”) to holders of CNLRP Common Stock (as defined below), the record date for which shall be not later than the close of business on the sixth business day preceding the Closing Date, in an amount equal to the minimum dividend sufficient to permit CNLRP to satisfy such requirements. Any dividends payable hereunder to holders of

CNLRP Common Stock shall be paid on the third business day immediately preceding the Closing Date.

1.6 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record of otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company or CNLRP or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either the Company or CNLRP, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company or CNLRP, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its rights, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company or CNLRP, as applicable, and otherwise to carry out the purposes of this Agreement.

ARTICLE II

CONVERSION OF SECURITIES

2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company:

(a) Cancellation of Treasury Stock and Company-Owned Stock. All shares of CNLRP’s common stock, $.01 par value per share (“CNLRP Common Stock”), that are owned by CNLRP as treasury stock or by any wholly owned Subsidiary (as defined in Section 3.1) of CNLRP and any shares of CNLRP Common Stock owned by the Company or any other wholly owned Subsidiary of the Company shall be cancelled and shall cease to exist and no stock of the Company or other consideration shall be delivered in exchange therefor.

(b) Exchange Ratio for CNLRP Common Stock. Subject to Section 2.2, each share of CNLRP Common Stock (other than shares to be cancelled in accordance with Section 2.1(a)) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive .7742 shares of Common Stock, par value $.001 per share, of the Company (the “Company Common Stock”) and .16 shares (representing $4.00 of the $25.00 liquidation preference) of 7.5% Series C Redeemable Convertible Preferred Stock, par value $.001 per share, of the Company (the terms of which are set forth in Exhibit D hereto) (the “Company Series C Preferred Stock” and, collectively with the Company Common Stock, the “Merger Consideration”).

As of the Effective Time, all such shares of CNLRP Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of CNLRP Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 2.1(b) and any cash in lieu of fractional shares of Company Common

Stock and Company Series C Preferred Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.2, without interest.

(c) Adjustments to Exchange Ratio. The exchange ratios with respect to the Company Common Stock and the Company Series C Preferred Stock (the “Exchange Ratio”) shall be adjusted to reflect fully the effect of any reclassification, combination, subdivision, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into CNLRP Common Stock or Company Common Stock), reorganization, recapitalization or other like change with respect to CNLRP Common Stock or Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.

2.2 Surrender of Certificates.

(a) Exchange Agent. Prior to the Effective Time, the Company shall designate and appoint a bank or trust company reasonably acceptable by CNLRP as agent for the benefit of the holders of shares of CNLRP Common Stock (the “Exchange Agent”) for the purpose of exchanging certificates representing shares of CNLRP Common Stock for the Merger Consideration.

(b) Company to Provide Merger Consideration. Prior to the Effective Time, the Company will make available to the Exchange Agent, as needed, certificates representing the Company Common Stock and the Company Series C Preferred Stock in respect of the Merger Consideration to be paid in respect of shares of Company Common Stock in accordance with the terms of Section 2.1(a).

(c) Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the “Certificates”) that represented as of the Effective Time outstanding shares of CNLRP Common Stock to be exchanged pursuant to Section 2.2(a), a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Company Common Stock and Company Series C Preferred Stock and payment in lieu of fractional shares which such holder has the right to receive pursuant to Sections 2.1(a) and 2.2(h), after giving effect to any withholding rights described in Section 2.2(j) below, and the Certificate so surrendered shall forthwith be cancelled. Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive the Merger Consideration and the other amounts, if any, specified in this Agreement.

(d) Transfers of Ownership. If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the shares of CNLRP Common Stock represented by the Certificate or Certificates surrendered in exchange therefor, it shall be a condition to such payment that the Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such shares of CNLRP Common Stock or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. For purposes of this Agreement, “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including, without limitation, a government or political subdivision or any agency or instrumentality thereof.

(e) No Transfers after Effective Time. After the Effective Time, there shall be no further registration of transfers of shares of CNLRP Common Stock. If, after the Effective Time, certificates representing shares of CNLRP Common Stock are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Section 2.2.

(f) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to the Company Common Stock or the Company Series C Preferred Stock, as applicable, constituting all or a portion of the Merger Consideration shall be paid to the holder of any unsurrendered Certificate representing CNLRP Common Stock until such certificates are surrendered as provided in this Section 2.2. Subject to the effect of applicable laws, following such surrender, there shall be paid, without interest, to the record holder of the certificates representing the Company Common Stock or the Company Series C Preferred Stock, as applicable, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time payable prior to or on the date of such surrender with respect to such whole shares of Company Common Stock or the Company Series C Preferred Stock, as applicable, and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to the date of surrender and a payment date subsequent to the date of surrender payable with respect to such whole shares of Company Common Stock or the Company Series C Preferred Stock, as applicable, less the amount of any withholding taxes which may be required thereon.

(g) No Further Ownership Rights in CNLRP Common Stock. The Merger Consideration issued or paid upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash or dividends or other distributions paid pursuant to Sections 2.2(f) or 2.2(h)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of CNLRP Common Stock.

(h) No Fractional Shares. No certificate or scrip representing fractional shares of Company Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of the Company. Notwithstanding any other provision of this Agreement, each holder of shares of CNLRP Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Company Common Stock or Company Series C Preferred Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (rounding up to the nearest whole cent and without interest) in an amount equal to such fractional part of a share of (i) Company Common Stock multiplied by the closing price of Company Common Stock as reported on the New York Stock Exchange (the “NYSE”) for the 10 trading days ending on the third trading day immediately prior to (and excluding the date of) the Effective Time, or (ii) Company Series C Preferred Stock multiplied by $25.00.

(i) No Liability. To the extent permitted by law, none of CNLRP, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of CNLRP Common Stock (or dividends or distributions with respect thereto) for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of CNLRP Common Stock two (2) years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become the property of any governmental entity) shall, to the extent permitted by law, become the property of the Surviving Corporation free and clear of any claim or interest of any Person previously entitled thereto. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.2(b) that remains unclaimed by the holders of shares of CNLRP Common Stock six months after the Effective Time shall be returned to the Surviving Corporation, upon demand, and any such holder who has not exchanged his shares of CNLRP Common Stock for the Merger Consideration in accordance with Section 2.2(c) prior to that time shall thereafter look only to the Surviving Corporation for his claim for Company Common Stock, Company Series C Preferred Stock, any cash in lieu of fractional shares of Company Common Stock or Company Series C Preferred Stock or, as applicable, any dividends or distributions with respect to Company Common Stock or Company Series C Preferred Stock, as applicable.

(j) Withholding Rights. The Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of CNLRP Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable provision of law. To the extent that amounts are so withheld by the Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of CNLRP Common Stock in respect of which such deduction and withholding was made by the Company.

(k) Unvested Shares. If any shares of CNLRP Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with CNLRP, then the shares of Company Common Stock and Company Series C Preferred Stock issued in exchange for such shares of CNLRP Common Stock shall also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Company Common Stock and Company Series C Preferred Stock may accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, the Surviving Corporation is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to CNLRP that the statements contained in this Article III are true and correct, except as set forth herein or in the disclosure schedule delivered by the Company to CNLRP on or before the date of this Agreement (the “Company Disclosure Schedule”). The Company Disclosure Schedule is arranged in sections corresponding to the numbered and lettered sections contained in this Article III. Disclosure of any fact or item in any section of the Company Disclosure Schedule shall not, should the existence of the fact or item or its contents be relevant to any other section of the Company Disclosure Schedule, be deemed to be disclosed with respect to such other section unless specifically stated in the Company Disclosure Schedule.

As used herein, “Company Material Adverse Effect” shall mean any fact, event, change, development, effect or circumstance that (i) is materially adverse to the business, condition (financial or otherwise), results of operations, assets, liabilities, properties or prospects of the Company and its Subsidiaries, taken as a whole, or (ii) would materially impair or delay the ability of the Company to perform its obligations hereunder, including the consummation of the Merger; provided, that Company Material Adverse Effect shall not include (A) any adverse change, effect or circumstance arising out of or resulting from actions contemplated by the parties in connection with this Agreement or that is attributable to the announcement or performance of this Agreement or the transactions contemplated by this Agreement, (B) any adverse change in the trading prices for the Company’s stock, or (C) changes that result from economic factors affecting the economy as a whole or changes that are the result of factors generally affecting the specific industry or markets in which the Company operates and competes (provided that such changes do not affect the Company in a substantially disproportionate manner).

3.1 Organization, Standing and Power; Subsidiaries.

(a) Each of the Company and its Subsidiaries (as defined below) is duly organized, validly existing and in good standing, as applicable, under the laws of the jurisdiction of its formation, has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified or licensed to do business and is in good standing as a foreign entity in each jurisdiction in which such qualification is required, except for such jurisdictions where the failure to be so qualified or licensed or to be in good standing could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Section 3.1(b) of the Company Disclosure Schedule sets forth, as of the date hereof, a true and complete list of all of the Company’s directly and indirectly owned Subsidiaries, together with the jurisdiction of incorporation or organization of each Subsidiary and the percentage of each Subsidiary’s outstanding capital stock or other equity or other interest owned by the Company or another Subsidiary of the Company. Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, directly or indirectly, any equity or similar interest in, any Person.

As used in this Agreement, the word “Subsidiary” means, with respect to a party, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party and/or one or more of its Subsidiaries do not have a majority of the voting interest in such partnership), (ii) such party and/or one or more of its Subsidiaries holds voting power to elect a majority of the board of directors or other governing body performing similar functions, or (iii) such party and/or one or more of its Subsidiaries, directly or indirectly, owns or controls more than 50% of the equity, membership, partnership or similar interests but “Subsidiary” shall not include the Joint Ventures (as defined below).

(c) Section 3.1(c) of the Company Disclosure Schedule lists the joint ventures of the Company (the “Company Joint Ventures”).

(d) The Company has made available to CNLRP complete and accurate copies of: (i) the Restated Articles of Incorporation and Bylaws of the Company; (ii) the charter, bylaws or other organization documents of each Subsidiary of the Company; and (iii) the agreements governing the Company Joint Ventures. The Restated Articles of Incorporation and Bylaws of the Company and the charter, bylaws or other organization documents of each Subsidiary of the Company are in full force and effect, and no other organizational documents are applicable to or binding upon the Company or its Subsidiaries.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 50,000,000 shares of preferred stock (the “Company Preferred Stock”), $.001 par value per share, of which 4,100,000 shares are designated as $1.93 Series A Cumulative Convertible Preferred Stock (the “Company Series A Preferred Stock”), 20,000 shares are designated as Series B Redeemable Convertible Preferred Stock (the “Company Series B Preferred Stock”) and 5,000 shares are designated as Series B-1 Redeemable Convertible Preferred Stock (the “Company Series B-1 Preferred Stock”). As of the close of business on the date of this Agreement, (i) 22,561,639 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held in the treasury of the Company or by Subsidiaries of the Company, (iii) 4,084,350 shares of Company Series A Preferred Stock were issued and outstanding, (iv) 20,000 shares of Company Series B Preferred Stock were issued and outstanding, and (v) no shares of Company Series B-1 Preferred Stock and Company Series C Preferred Stock were issued or outstanding.

(b) As of the date of this Agreement, 108,500 shares of Company Common Stock were reserved for future issuance pursuant to stock options granted (such outstanding options, the “Company Stock Options”) pursuant to the U.S. Restaurant Properties, Inc. Flexible Incentive Plan (the “Company Stock Plan”). Section 3.2(b) of the Company Disclosure Schedule lists all Company Stock Options, the record holder thereof and the exercise prices thereof.

Except as set forth in this Section 3.2, as set forth in Section 3.2(b) of the Company Disclosure Schedule or as reserved for future grants under the Company Stock Plan and Company Stock Options (i) there are no equity securities of any class of the Company or any of its Subsidiaries (other than equity securities of any such Subsidiary that are directly or indirectly owned by the Company), or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (ii) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or any security or rights convertible into or exchangeable or exercisable for any such shares. Neither the Company nor any of its Subsidiaries has outstanding any stock appreciation rights, phantom stock, performance based rights or similar rights or obligations (contingent or otherwise). To the Company’s Knowledge, except as set forth in the Company Stockholders’ Agreement or as set forth on Section 3.2(b) of the Company Disclosure Schedule, there are no agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock of the Company or any of its Subsidiaries. “Knowledge” means (i) in the case of an individual, knowledge of a particular fact or other matter if (A) such individual is actually aware of such fact or other matter, or (B) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter, and (ii) in the case of an entity (other than an individual) such entity will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving as a director (including any member of the special committee of the board of directors), executive officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge (as contemplated by clause (A) above) of such fact or other matter.

(c) Except as set forth in Section 3.2(c) of the Company Disclosure Schedule, all outstanding shares of Company Common Stock and Company Preferred Stock are, and all shares of Company Common Stock and Company Preferred Stock subject to issuance as specified in Section 3.2(b) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the MGCL, the Company’s Restated Articles of Incorporation or Bylaws or any agreement to which the Company is a party or is otherwise bound. Except as set forth in Section 3.2(c) of the Company Disclosure Schedule, there are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of the Company Common Stock, the Company Preferred Stock or the capital stock of the Company or any of its Subsidiaries or to provide funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, the Company or any Subsidiary of the Company or any other entity, other than guarantees of bank obligations of Subsidiaries of the Company entered into in the ordinary course of business.

(d) Except as set forth on Section 3.2(d) of the Company Disclosure Schedule, all of the outstanding shares of capital stock of each of the Company’s Subsidiaries are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares are owned, of record and beneficially, by the Company or another Subsidiary of the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company’s voting rights, charges or other encumbrances of any nature.

(e) Except as set forth on Section 3.2(e) of the Company Disclosure Schedule, there are no restrictions of any kind which prevent the payment of dividends by any of the Company’s Subsidiaries, and neither the Company nor any of its Subsidiaries is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan or capital contribution) to or in any Person.

3.3 Authority; No Conflict; Required Filings and Consents.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement by the Company’s stockholders under the MGCL, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the adoption of this Agreement by the Company’s stockholders under the MGCL. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, except that the enforceability of this Agreement is subject only to the adoption of this Agreement by the Company’s stockholders under the MGCL.

(b) The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Restated Articles of Incorporation or Bylaws of the Company or the charter, Bylaws, or other organizational document of any of its Subsidiaries, (ii) except as set forth on Section 3.3(b) of the Company Disclosure Schedule, conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, or result in the creation of a security interest, lien, claim, pledge, agreement, limitations in the Company’s voting right, charge or other encumbrance of any nature on any of the properties or assets of the Company or any of its Subsidiaries pursuant to any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, lease, license, contract, articles, articles supplementary or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, (iii) subject to compliance with the requirements specified in clauses (i), (ii), (iii), (iv) and (v) of Section 3.3(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their properties or assets; or (iv) require the Company under the terms of any agreement, contract, arrangement or understanding to which it is a party or by which it or its assets are bound, to obtain the consent or approval of, or provide notice to, any other party to any such agreement, contract, articles, articles supplementary, arrangement or understanding, except in the case of clauses (ii), (iii) and (iv) of this Section 3.3(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, failure to obtain consent or approval or failure to notify which could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, except for (i) pre-merger notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) the filing of the Articles of Merger with the Maryland Department of Assessments and Taxation and appropriate corresponding documents with the Secretaries of State of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of reports with the Securities and Exchange Commission (the “SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iv) the filing of the Registration Statement (as defined herein) with the SEC in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (v) the compliance with any state securities laws, and (vi) any consent, approval, license, permit, order, authorization, registration, declaration, notice or filing, which, if not obtained or made, could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) As of the date hereof and as of the Effective Time, the Company Board has, at a meeting duly called and held, (i) unanimously approved this Agreement to which the Company is a party, (ii) determined that the transactions contemplated hereby are advisable, fair to and in the best interests of the stockholders of the Company, (iii) resolved to recommend adoption of this Agreement, the Merger, the Company Charter Amendments, and the other transactions contemplated hereby to the stockholders of the Company, and (iv) directed that this Agreement and the Company Charter Amendments be submitted to the stockholders of the Company for their approval and authorization. The Company Board has not withdrawn, rescinded or modified such approvals, determination, and resolutions to recommend. The affirmative vote of a majority of all outstanding shares of Company Common Stock and Company Series B Preferred Stock are the only votes of the holders of any class or series of capital stock of the Company necessary to approve and authorize this Agreement, the Merger, the first amendment referred to in the Company Charter Amendments and the other transactions contemplated hereby. The affirmative vote of at least two-thirds of all outstanding shares of Company Common Stock is the only vote of the holders of any class or series of capital stock of the Company necessary to approve and authorize the second amendment referred to in the Company Charter Amendments. The holders of the Company Series A Preferred Stock have no right to vote on this approval of this Agreement, the Merger, the Company Charter Amendments and the other transactions contemplated hereby. As of the date of this Agreement, the holders of the Company Common Stock that are parties to the Company Stockholders’ Agreement own (beneficially and of record) and have the right to vote, in the aggregate, approximately 1.87% of the total issued and outstanding Company Common Stock.

(e) To the Company’s Knowledge, there is no agreement or order binding upon the Company or any of its Subsidiaries or any of their assets or properties which has had or could reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries as currently conducted or as proposed to be conducted by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is subject to any non-competition, non-solicitation or similar restriction on their respective businesses.

3.4 SEC Filings; Financial Statements; Information Provided.

(a) Except as set forth in Section 3.4(a) of the Company Disclosure Schedule, all forms, reports and other documents required to be filed by the Company with the SEC since January 1, 2001 (including those that the Company may file after the date hereof until the Closing) are referred to herein as the “Company SEC Reports.” The Company SEC Reports (i) were or will be filed on a timely basis and (ii) were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act, and the Exchange Act, as the case may be, applicable to such Company SEC Reports. None of the Company SEC Reports when filed, after giving effect to any amendments and supplements thereto filed prior to the date hereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries has filed, or is obligated to file, any forms, reports, schedules, statements or other documents with the SEC. As used in this Section 3.4(a), the term “filed” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Company SEC Reports (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q under the Exchange Act or for normal year-end adjustments) and (iii) fairly presented or will fairly present the financial position of Company as of the dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments that have not been and are not expected to be material to the Company. The unaudited balance sheet of the Company as of June 30, 2004, a copy of which has been provided to CNLRP and is attached hereto as Exhibit E hereto, is referred to herein as the “Company Balance Sheet.”

(c) The Company has established and maintained (i) disclosure controls and procedures (as defined in Rule 13a-15 promulgated under the Exchange Act) and (ii) internal control over financial reporting (as defined in Rule 13a-15 promulgated under the Exchange Act). To Company’s Knowledge, (i) such disclosure controls and procedures are effective to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the Company’s senior management by others within those entities, particularly during the period when the Company’s periodic reports to which such information relates are required to be prepared, (ii) such internal control over financial reporting provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (iii) there are no significant deficiencies or material weaknesses in the design or operation of Company’s internal control over financial reporting which could adversely affect Company’s ability to record, process, summarize and report financial data and (iv) there is no fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal control over financial reporting. The Company has made available to CNLRP complete and correct copies of all formally written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures and internal control over financial reporting.

(d) The information to be supplied by the Company for inclusion in the registration statement on Form S-4 pursuant to which the Company Common Stock and Company Series C Preferred Stock issued in connection with the Merger will be registered under the Securities Act (including any amendments or supplements, the “Registration Statement”), shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement not misleading. The information to be supplied by the Company for inclusion in the joint proxy statement/prospectus (the “Proxy Statement”) to be sent to the stockholders of the Company in connection with the meeting of the Company’s stockholders to consider the adoption of this Agreement, the Merger and the Company Charter Amendments (the “Company Meeting”) and the stockholders of CNLRP in connection with the meeting of CNLRP’s stockholders to consider the adoption of this Agreement, the Merger and the CNLRP Charter Amendment (the “CNLRP Meeting”) shall not, on the date the Proxy Statement is first mailed to stockholders of the Company and CNLRP, at the time of the Company Meeting and CNLRP Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting or CNLRP Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to the Company or any Affiliate (as defined below) of the Company, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the Company shall promptly inform CNLRP. As used in this Agreement, the term “Affiliate” shall have the same meaning as such term is defined in Rule 405 promulgated under the Securities Act. The Registration Statement shall comply in all material respects as to form and substance with the requirements of the Securities Act. The Proxy Statement shall comply in all material respects as to form and substance with the requirements of the Exchange Act. The Company makes no representation or warranty with respect to any information supplied by CNLRP which is contained in the Registration Statement or Proxy Statement.

3.5 No Undisclosed Liabilities.

(a) Except as set forth in Section 3.5(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether absolute, accrued, fixed, contingent or otherwise), and there is no existing fact, condition or circumstance which could reasonably be expected to result in such liabilities or obligations, except liabilities or obligations (i) disclosed in the Company SEC Reports filed and publicly available prior to the date hereof or (ii) incurred in the ordinary course of business since June 30, 2004, which do not have, and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Section 3.5(b) of the Company Disclosure Schedule sets forth, as of June 30, 2004, a complete and accurate list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness (as defined in Section 3.21(a) below) of the Company or any of its Subsidiaries in an aggregate principal amount in excess of $1,000,000 is outstanding or may be incurred and the respective principal amounts outstanding thereunder as of the date of this Agreement.

3.6 Absence of Certain Changes or Events.

(a) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, there has not been, after the date of the Company Balance Sheet and prior to the date of this Agreement, any change, development, circumstance, condition, event, occurrence, damage, destruction or loss that has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) During the period from June 30, 2004 to the date hereof, (i) there has not been any change by the Company in its accounting methods, principles or practices or any revaluation by the Company of any of its assets, including writing down the value of inventory or writing off notes or accounts receivable, other than any revaluations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (ii) except as set forth in Section 3.6(b) of the Company Disclosure Schedule, there has not been any action or event, and neither the Company nor any of its Subsidiaries has agreed in writing or otherwise to take any action, that would have required the consent of CNLRP pursuant to Section 5.1 had such action or event occurred or been taken after the date hereof and prior to the Effective Time.

3.7 Properties.

(a) The Company or a Subsidiary of the Company owns good and marketable fee simple title (or leasehold estate) to each of the real properties identified in Section 3.7(a) of the Company Disclosure Schedule (collectively, the “Company Properties” and each, a “Company Property”), which are all of the real properties owned by them as of the date hereof. Except (i) as set forth in the existing title reports identified in clause (v) below, (ii) for the Company Leases, and (iii) for any easements granted in the ordinary course of business since the date of such title reports, none of which has a Company Material Adverse Effect, no other Person has any real property ownership interest in any of the Company Properties. Except as set forth in Schedule 3.7(a) to the Company Disclosure Schedule, none of the Company Properties is subject to any restriction on the sale or other disposition thereof, including, but not limited, to grants of rights of first refusal or option to tenants of the Company Properties, or on the financing or release of financing thereon. Except as set forth in Section 3.7(a) of the Company Disclosure Schedule, the Company Properties are not subject to any rights of way, written agreements, laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, “Property Restrictions”) or liens (including liens for Taxes), mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title (the “Encumbrances”), except for (iv) Property Restrictions imposed or promulgated by law or any Governmental Entity with respect to real property, including zoning regulations, which, individually or in the aggregate, would not have a Company Material Adverse Effect, (v) Property Restrictions and Encumbrances disclosed on existing title reports or existing surveys and easements granted in the ordinary course of business since the date of such reports, none of which would adversely effect the tenant’s obligation to pay rent under the applicable Company Lease (as defined below) and (vi) mechanics’, carriers’, workmen’s and repairmen’s liens and other Encumbrances and Property Restrictions, if any, which, individually or in the aggregate, would not have a Company Material Adverse Effect.

(b) Valid policies of title insurance have been issued or irrevocably committed to be issued insuring the Company’s or the applicable Company Subsidiary’s fee simple title (or leasehold estate) to each of the Company Properties (or leasehold estate) owned by it in amounts at least equal to the purchase price thereof paid by Company or its Subsidiary in the case of Company Properties owned by the Company or any of its Subsidiaries, subject only to the matters and exceptions disclosed in such policies. Such policies are, at the date hereof, in full force and effect.

(c) There has been no physical damage to any Company Properties which, individually or in the aggregate, would have a Company Material Adverse Effect after giving effect to any applicable insurance.

(d) Neither Company nor any of the Company Subsidiaries nor, to the Company’s Knowledge, any tenant under a Company Lease has received any notice with respect to any Company Property to the effect that any condemnation or rezoning proceedings are pending or threatened which, individually or in the aggregate, would have a Company Material Adverse Effect. All work to be performed, payments to be made and actions to be taken by the Company or the Company Subsidiaries prior to the date hereof pursuant to any agreement entered into with a Governmental Entity in connection with a site approval, zoning reclassification or other similar action (e.g., local improvement district, road improvement district, environmental mitigation) material to Company and the Company Subsidiaries taken as a whole have been performed, paid or taken, as the case may be, and to the Company’s Knowledge, no planned or proposed work, payments or actions that may be required after the date hereof pursuant to such agreements are material to Company and the Company Subsidiaries taken as a whole.

(e) Except as set forth in Section 3.7(e) of the Company Disclosure Schedule. no Company Property is currently under development or subject to any agreement with respect to development, and, except in the ordinary course of business, neither the Company nor any Subsidiary shall enter into any such agreement between the date hereof and the Effective Time without the prior written approval of CNLRP. For purposes of this Section 3.7(e), “development” shall not include capital improvements made in the ordinary course of business to existing Company Properties and repairs made to existing Company Properties.

3.8 Company Joint Venture Interests. The Company owns the interests in the Company Joint Ventures listed in Section 3.1(c) of the Company Disclosure Schedule free and clear of all security interests, liens, claims, pledges, agreements, charges or other encumbrances of any nature.

3.9 Leases.

(a) Section 3.9(a) of the Company Disclosure Schedule sets forth a true and complete list of the leases to which any Company Property is subject (each, a “Company Lease” and together, the “Company Leases”). Prior to the date hereof, true and correct copies of the Company Leases have been made available to CNLRP.

(b) Except as set forth in Section 3.9(b) of the Company Disclosure Schedule, each lease to which a Company Property is subject is in full force and effect in accordance with its terms and no event of default has occurred that, in either case, individually or in the aggregate, would have a Company Material Adverse Effect. Neither the Company nor any Subsidiary has received written notice that it is in material default thereunder, and there exists no default by the Company or any Subsidiary under such lease. In connection with the Merger, none of the Company nor any of its Subsidiaries is obligated under or bound by any option, right or first refusal, purchase contract, or other contract to sell or otherwise dispose of any Company Property or any other interest in any Company Property.

(c) Schedule 3.9(c) sets forth a copy of the rent roll of the Company (the “Company Rent Roll”) that lists each Company Lease in effect as of the dates set forth therein, and that is true, correct and complete except for omissions or discrepancies that could not, either individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) Except as set forth in Section 3.9(d) of the Company Disclosure Schedule, with regard to any Company Properties where the Company or any Subsidiary of the Company (the “Ground Lessee”) holds a leasehold estate (a “Ground Lease”): (i) the Ground Lease is a valid and subsisting lease and, to the Company’s Knowledge, the Ground Lessee is not in default under any terms thereunder; and (ii) to the extent required under the Ground Lease, the Company will use its commercially reasonable efforts to obtain consent from the Lessor under the Ground Lease to the transaction contemplated hereby.

3.10 Taxes.

(a) Each of the Company and the Subsidiaries of the Company and any consolidated, combined, unitary or aggregate group for tax purposes of which the Company or any Subsidiary of the Company is or has been a member has timely filed all federal income Tax Returns (as defined below) and all other material Tax Returns required to be filed by it (after giving effect to any filed extension properly granted by a Tax Authority (as defined below) having authority to do so) and has timely paid all Taxes (as defined below) shown on such Tax Returns as required to be paid by it except Taxes that are being contested in good faith by appropriate proceedings and for which the Company or the applicable Company Subsidiary shall have set aside on its books adequate reserves.

(b) Each such Tax Return is true, complete and accurate in all material respects. The Company Balance Sheet reflects an adequate reserve for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through June 30, 2004. Since the date of the Company Balance Sheet, the Company has incurred no liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code, including without limitation any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code, and neither the Company nor any Subsidiary of the Company has incurred any liability for Taxes other than in the ordinary course of business. No material deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any Subsidiary of the Company, and no requests for waivers of the time to assess any such Taxes are pending and no extensions of time to assess any such Taxes are in effect.

(c) All Taxes required to be withheld, collected and paid over to any Tax Authority by the Company and any Subsidiary of the Company have been timely withheld, collected and paid over to the proper Tax Authority. Except as set forth in Section 3.10(c) of the Company Disclosure Schedule, there are no pending actions or proceedings by any Taxing Authority for assessment or collection of any Tax.

(d) Complete copies of all federal, state and local income or franchise Tax Returns that have been filed by the Company and each Subsidiary of the Company for all taxable years beginning on or after January 1, 2001, any extensions filed with any Tax Authority that are currently in effect and all written communications with a Taxing Authority relating thereto, have been made available to CNLRP. The Company has not received notice of any claim by a Taxing Authority in a jurisdiction where the Company or any Subsidiary of the Company does not file Tax Returns that it is subject to taxation by the jurisdiction except where the failure to file such Tax Return or to be subject to taxation could not reasonably be expected to have a Company Material Adverse Effect.

(e) Neither the Company, nor any Subsidiary of the Company is obligated to make after the Closing any payment that would not be deductible pursuant to Sections 162(m) or 280G of the Code. Other than with respect to its Subsidiaries, the Company is not and has never been (nor does the Company have any liability for unpaid Taxes because it once was) a member of an affiliated, consolidated, combined or unitary group, and neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement or is liable for the Taxes of any other person under Treasury Regulations §1.1502-6 (or any similar provision of state, local or foreign law), as transferee or successor, by contract, or otherwise.

(f) Neither the Company nor any of its Subsidiaries has made an election under Section 341(f) of the Code.

(g) None of the Company and its Subsidiaries will be required to include any material amount in taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of a change in the method of accounting for a taxable period ending prior to the Closing Date, any “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Tax Laws) entered into prior to the Closing Date, any sale reported on the installment method that occurred prior to the Closing Date, or any taxable income attributable to any amount that is economically accrued prior to the Closing Date.

(h) For purposes of this Agreement, “Tax” or “Taxes” shall mean taxes and governmental impositions of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including those on or measured by or referred to as income, franchise, profits, gross receipts, capital ad valorem, custom duties, alternative or add-on minimum taxes, estimated, environmental, disability, registration, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and interest, penalties and additions to tax imposed with respect thereto; and “Tax Returns” shall mean returns, reports and information statements, including any schedule or attachment thereto, with respect to Taxes required to be filed with any Tax Authority. As used in this Agreement, “Tax Authority” shall mean the Internal Revenue Service (the “IRS”) and any other domestic or foreign bureau, department, entity, agency or other Governmental Entity responsible for the administration of any Tax.

(i) The Company (i) for all taxable years commencing with its initial taxable year through December 31, 2003 has been operated so as to qualify as a real estate investment trust (a “REIT”) within the meaning of Section 856 of the Code and has been so qualified as a REIT for such years, (ii) and will continue to operate to the Closing, in such a manner as to qualify as a REIT for the taxable year beginning January 1, 2004 determined as if the taxable year of the REIT ended as of the Closing and (iii) has not taken or omitted to take any action which would result in a challenge to its status as a REIT, and no such challenge is pending or to the Company’s Knowledge threatened. Each Subsidiary of the Company which is a partnership or limited liability company (i) has been since its formation and continues to be treated for federal income tax purposes as a partnership or disregarded as a separate entity, as the case may be, and has not been treated for federal income tax purposes as a corporation or an association taxable as a corporation and (ii) has not since the later of its formation or the acquisition by the Company of a direct or indirect interest therein owned any assets (including, without limitation, securities) that would cause the Company to violate Section 856(c)(4) of the Code. The nature of the assets of the Company and the Subsidiaries of the Company is such that the sale of all of the assets owned by them would not cause the Company to be disqualified as a REIT under Code Section 856(c)(2) or 856(c)(3) or otherwise. Except as set forth in Section 3.10(i) of the Company Disclosure Schedule, each Subsidiary of the Company that is a corporation either (i) has been since its formation a qualified REIT subsidiary under Section 856(i) of the Code or (ii) has been since January 1, 2001, a taxable REIT subsidiary under Section 856(1) of the Code.

3.11 Intellectual Property. The Company and the Subsidiaries of the Company have sole title to and ownership of, or possesses legally enforceable rights to use under valid and subsisting written license agreements, all Intellectual Property (as defined below) of the Company. Neither the Company nor any of its Subsidiaries has misappropriated, is conflict with or is infringing upon the Intellectual Property of others.

For purposes of this Agreement, with respect to any Person, “Intellectual Property” means all patents, trademarks, trade names, domain names, service marks and copyrights, any applications for and registrations of such patents, trademarks, trade names, domain names, service marks and copyrights, and all processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are used or necessary to conduct the business of the Person as currently conducted, or would be used or necessary as such business is planned to be conducted.

3.12 Litigation. Except as described in Section 3.12 of the Company Disclosure Schedule or expressly described in the Company SEC Reports filed and publicly available prior to the date hereof, there is no action, suit, proceeding, claim, arbitration or investigation (a “Proceeding”) pending or, to the Company’s Knowledge, threatened against the Company or any of the Subsidiaries which, individually or in the aggregate, will have a Company Material Adverse Effect. There are no judgments, orders or decrees outstanding against the Company which, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect. Notwithstanding the foregoing, (i) Schedule 3.12 to the Company’s Disclosure Schedule sets forth each and every material uninsured claim, equal employment opportunity claim and claim relating to sexual harassment and/or discrimination pending or, to the Knowledge of the Company, threatened as of the date hereof, in each case with a brief summary of such claim or threatened claim and (ii) no claim has been made under any directors’ and officers’ liability insurance policy at any time by the Company or any Subsidiary.

3.13 Environmental Matters.

(a) Except as set forth in Section 3.13(a) of the Company Disclosure Schedule or except for such matters which have not had or could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(i) the Company and each of its Subsidiaries are currently and, at all times during the Company’s and each of its Subsidiaries’ ownership or operation of their businesses and properties, have been, in compliance with all applicable Environmental Laws;

(ii) no Environmental Claims have been asserted or assessed against the Company, any of its Subsidiaries or, to the Company’s Knowledge, any tenant under any of the Company Leases with regard to any of the Company Properties, and no Environmental Claims are pending or, to the Company’s Knowledge, threatened against the Company, any of its Subsidiaries or any tenants under any of the Company Leases with regard to any of the Company Properties:

(iii) there has not been, and is not now present, any Contamination at any property currently owned, leased or operated by the Company and its Subsidiaries (including soils, groundwater, surface water in, on or under such properties), and no such property is in the National Priorities List or, to the Company’s Knowledge, any other list, schedule, log, inventory or record, however defined, maintained by any federal, state or local Governmental Entity with respect to sites from which there is or has been a Release of a Hazardous Substance;

(iv) there was no Contamination at any property formerly owned, leased or operated by the Company or any of its Subsidiaries during, or to the Company’s Knowledge, prior to the period of ownership or operation by the Company or any of its Subsidiaries (including soils, groundwater, surface water in, on or under such properties), and no such property is on the National Priorities List or, to the Company’s Knowledge, any other list, schedule, log, inventory or record, however defined, maintained by any federal, state or local

Governmental Entity with respect to sites from which there is or has been a Release of a Hazardous Substance;

(v) neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any tenant of any Company Property is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances that obligates or may obligate the Company or any of its Subsidiaries to pay money;

(vi) To the Company’s Knowledge, there are no events, conditions, circumstances, practices, plans, or legal requirements (in effect or reasonably anticipated), that could be expected to prevent the Company from, or materially increase the burden on the Company of complying with applicable Environmental Laws; and

(vii) the Company has made available to CNLRP, prior to the execution and delivery of this Agreement, complete copies of any and all Environmental Documents pertaining to the Company Properties.

(b) To the Company’s Knowledge, each of the representations and warranties contained in Section 3.13(a) is true and correct with respect to any entity for which the Company or any of its Subsidiaries has assumed or retained liability, whether by contract or operation of law.

(c) For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Environmental Law” means any law, statute, regulation, order, decree, permit, authorization, code, ordinance, rule, policy, opinion, consent decree, judicial order, administrative order, agency requirement, or common law of any jurisdiction relating to: (A) the environment, human health or safety associated with the environment, or natural resources; (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance; or (C) noise, odor, wetlands, pollution, Contamination or any injury or threat of injury to persons or property.

(ii) “Environmental Claims” means: (A) any claim, demand, action or proceeding brought or instigated by any Governmental Entity or other third party in connection with any Environmental Law (including without limitation civil, criminal and/or administrative proceedings), whether or not seeking costs, damages, penalties or expenses; and (B) third party claims, actions, demands or proceedings, based on negligence, trespass, strict liability, nuisance, toxic tort or detriment to human health or welfare due to any Release of a Hazardous Substance, and whether or not seeking costs, damages, penalties or expenses.

(iii) “Contamination” means the presence of, or Release on, under, from or to the environment of any Hazardous Substance, except the routine storage and use of Hazardous Substances from time to time in the ordinary course of business, in compliance with Environmental Laws and with good commercial practice.

(iv) “Release” means mean the spilling, leaking, disposing, discharging, emitting, depositing, injecting, leaching, escaping or any other release or threatened release and whether intentional or unintentional, of any Hazardous Substance.

(v) “Hazardous Substance” means: (A) any hazardous substance, pollutant or contaminant, as such terms are defined under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §§ 9601 et seq., or analogous state Environmental Law; (B) any petroleum or petroleum product or by-product, asbestos or asbestos-containing material, urea-formaldehyde, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; and (C) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to or could give rise to liability under any Environmental Law.

(vi) “Environmental Documents” means, for any Person: (A) any and all documents received by the Person or its Subsidiaries from the United States Environmental Protection Agency (“EPA”) or any other Governmental Entity concerning the environmental condition of any property owned, leased or operated at any time by the Person or any Subsidiary of the Person, or the effect of the Person’s business operations or the business operations of any Subsidiary of the Person on the environmental condition of such property; (B) any and all documents submitted by the Person or any Subsidiary of the Person during the past five years to the EPA or any state, county or municipal environmental or health agency concerning the environmental condition of any property owned, leased or operated at any time by the Person or any Subsidiary of the Person, or the effect of the Person’s business operations or the business operations of any Subsidiary of the Person on the environmental condition of such property, and (C) any report, study, assessment, audit, or other similar document that addresses any issue of actual or potential noncompliance with, actual or potential liability under or cost arising out of, or actual or potential impact on business in connection with, any Environmental Law or any proposed or anticipated change in or addition to Environmental Law, that may in any way affect the Person or any entity for which it may be liable or any Subsidiary of the Person.

3.14 Employee Benefit Plans.

(a) For purposes of this Agreement, the following terms shall have the following meanings: (i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, whether for the benefit of a single individual or a group of individuals, including, but not limited to, insurance coverage, medical care benefits, dependent care benefits, transportation benefits, cafeteria plan benefits, employee assistance benefits, scholarship or education benefits, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock or stock appreciation plan or other forms of incentive compensation or post-retirement compensation; (ii) ”ERISA” means the Employee Retirement Income Security Act of 1974, as amended; (iii) ”ERISA Affiliate” means any entity which is, or at any applicable time was, a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included a party or a Subsidiary of such party, and (iv) ”Company Employee Plan” means any Employee Benefit Plan maintained, or contributed to, by the Company, any Subsidiary of the Company or any ERISA Affiliate of the Company, or any Employee Benefit Plan with respect to which the foregoing parties has or reasonably could be expected to have any liability. Each Company Employee Plan is identified on Schedule 3.14(a) of the Company’s Disclosure Schedule. With respect to each Company Employee Plan, true, correct and complete copies of all of the following documents, if applicable, have been delivered or made available to CNLRP: (i) all plan documents and amendments thereto; (ii) written descriptions of any unwritten plans or policies; (iii) all trust agreements, annuity contracts, insurance policies and other documents relating to the funding or payment of benefits under the Company Employee Plan; (iv) all service contracts and agreements; (v) the three (3) most recent Forms 5500 and any financial statements attached thereto; (vi) the most recent actuarial and valuation report; (vii) the most recent IRS determination letter and all requests for rulings or determinations concerning such Company Employee Plan requested from the IRS subsequent to the date of that letter; (viii) the most recent IRS opinion letter; (ix) the most recent summary plan description, summary of material modifications, and summary annual report, and/or written interpretation of the Company Employee Plan provided to employees; (x) copies of the nondiscrimination (including section 415) testing for the last three (3) years, and (xi) all other documents, forms or other instruments relating to Company Employee Plans reasonably requested by CNLRP.

(b) Each Company Employee Plan complies and has at all times complied, in form and in operation and administration, in all material respects in accordance with its terms and all applicable laws, including, without limitation, the Code and ERISA, and each of the Company, its Subsidiaries and any ERISA Affiliates has in all material respects met its obligations with respect to such Company Employee Plan and has made all required contributions thereto (or reserved such contributions on the Company Balance Sheet).

(c) With respect to the Company Employee Plans, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of the Company. The Company has no liability with respect to any Employee Plan maintained by an ERISA Affiliate.

(d) Each of the Company Employee Plans that is intended to be qualified under Section 401(a) of the Code has received determination letters from the IRS to the effect that such Company Employee Plan is qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked and, to the Company’s Knowledge, revocation has not been threatened. No deadline has passed to file a determination letter request with respect to any amendments not covered by the before-described those determination letters. No lawsuit or other action has been brought or, to the Company’s Knowledge, threatened with respect to any Company Employee Plan (excluding claims for benefits brought in the ordinary course of plan activities) and no audit, examination or other action has been brought or, to the Company’s Knowledge, threatened with respect to any Company Employee Plan by any Governmental Entity. The Company has incurred no tax liability under Sections 4971 through 4980B and 4980D of the Code or civil liability under Sections 502(i) or (l) of ERISA.

(e) Neither the Company, any Subsidiary nor any ERISA Affiliate has (i) ever maintained an Company Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). No Company Employee Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(f) Except as set forth in Section 3.14(f) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any oral or written (i) agreement with any stockholders, director, executive officer or other employee of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, or (B) providing any term of employment or compensation guarantee or (ii) agreement, plan or arrangement under which any person may receive payments from the Company or any of its Subsidiaries that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code.

(g) There has been no amendment to, written interpretation of or announcement by the Company or any ERISA Affiliate relating to, or change in employee participation or coverage under, any Company Employee Plan that would result in a material increase in the expense of maintaining such Company Employee Plan above the level of the expense incurred in respect thereof for the fiscal year of the Company ended prior to the date hereof. Neither the Company nor any ERISA Affiliate has any plan or commitment, whether legally binding or not, to create any additional Company Employee Plan, or to modify or change any existing Company Employee Plan that would affect any employee or terminated employee of the Company, any of its Subsidiaries, or any ERISA Affiliate.

(h) There has been no nonexempt “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Company Employee Plan; except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect there are not any current or, to the Knowledge of the Company, threatened security interests, liens, claims, pledges, agreements, charges or other encumbrances of any nature on the assets of any Company Employee Plan; the transactions contemplated herein will not directly or indirectly result in an increase of benefits, acceleration of vesting or acceleration of timing for payment of any benefit to any participant or beneficiary, except as disclosed in Section 3.14(h) of the Company Disclosure Schedule. No claims have been made, or, to the Knowledge of the Company, after due inquiry, are expected with respect to any bond or any fiduciary or other similar insurance with regard to the actions of any person in connection with any Benefit Plan, nor has there been, nor is there, to the Knowledge of the Company, after due inquiry, threatened any notice to any insurer under any such bond or policy with regard to any of such plans. No application for any bond or for any fiduciary or similar insurance policy has been issued subject to any qualification, condition or exclusion. No assets of any Company Employee Plan are invested, directly or indirectly, in real or personal property used by the Company or any ERISA Affiliate. There is sufficient liquidity of assets in each of the funded Company Employee Plans to promptly pay for the benefits earned and other liabilities owed (in each case, in the ordinary course of plan activities) under such Company Employee

Plan. With respect to each Company Employee Plan, no insurance contract, annuity contract, or other agreement or arrangement with any financial or other organization would impose any penalty, discount or other reduction on account of the withdrawal of assets from such organization or the change in the investment of such assets.

(i) Each Company Employee Plan that is a “group health plan” (within the meaning of Code Section 5000(b)(1)) has been operated in compliance in all material respects with the group health plan continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA (“COBRA Coverage”), Section 4980D of the Code and Sections 701 through 707 of ERISA, Title XXII of the Public Health Service Act, the provisions of the Social Security Act and applicable state and federal privacy requirements, to the extent such requirements are applicable. Except as disclosed in Section 3.14(i) of the Company Disclosure Schedule, no Company Employee Plan or written or oral agreement exists which obligates the Company to provide health care coverage, medical, surgical, hospitalization, death or similar benefits (whether or not insured) to any employee or former employee of the Company or any of its Subsidiaries following such employee’s or former employee’s termination of employment with the Company or any Subsidiary, other than COBRA Coverage.

(j) Section 3.2(b) of the Company Disclosure Schedule sets forth a true and complete list of each current or former employee, officer or director of the Company or any of its Subsidiaries who holds, as of the date hereof, any option, warrant or other right to purchase Company Common Stock, together with the number of shares of Company Common Stock subject to such option, warrant or right, the date of grant or issuance of such option, warrant or right, the extent to which such option, warrant or right is vested and/or exercisable, the exercise price of such option, warrant or right, whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, and the expiration date of each such option, warrant and right. Section 3.2(b) of the Company Disclosure Schedule also sets forth the total number of such options, warrants and rights. True and complete copies of each agreement (including all amendments and modifications thereto) between the Company and each holder of such options, warrants and rights relating to the same have been made available to CNLRP.

3.15 Compliance. The Company and each of its Subsidiaries are in compliance with (i) the Restated Articles of Incorporation or Bylaws of the Company or the charter, Bylaws, or other organizational document of any of its Subsidiaries, (ii) the terms of all note, bonds, mortgages, indentures, leases, licenses, contracts or other agreements, instruments or obligations to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, (iii) all permits, concessions, franchises, licenses, judgments, injunctions, orders, decrees, statutes, laws, ordinances, rules or regulations applicable to the Company or any of its Subsidiaries or any of its or their properties or assets; except, in the case of clauses (ii) and (iii) of this Section 3.15, for any such failures of compliance, defaults and violations which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received notice of any revocation or modification of any permit, concession, franchise, license, judgment, injunction, order or decree of any Governmental Entity that is material to the Company or any of its Subsidiaries.

3.16 Employment and Labor Matters.

(a) Section 3.16(a) of the Company Disclosure Schedule identifies all employees and consultants employed or engaged by the Company with an annual base salary or compensation rate of $100,000 or higher and sets forth each such individual’s rate of pay or annual compensation, job title and date of hire. Except as set forth in Section 3.16(a) of the Company Disclosure Schedule or in the Company SEC Reports, there are no employment, consulting, collective bargaining, severance pay, continuation pay, termination or indemnification agreements or other similar contracts of any nature (whether in writing or not) between the Company or any Subsidiary and any current or former stockholder, officer, director, employee, consultant, labor organization or other representative of any of the Company’s or Subsidiary’s employees, nor is any such contract presently being negotiated. Neither the Company nor any Subsidiary is delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses, benefits or other compensation for any services or otherwise arising under any policy, practice, agreement, plan, program or law. Except as otherwise set forth in this Agreement and except as set forth in Section 3.16(a) of the Company Disclosure Schedule, neither the Company nor any Subsidiary is liable for any severance pay or other payments to any employee or former employee arising from the termination of employment, nor will the Company or any Subsidiary have any liability under any benefit or severance policy, practice, agreement, plan, or program which exists or arises, or may be deemed to exist or arise, under any applicable law or otherwise, as a result of or in connection with the transactions contemplated hereunder or as a result of the termination by the Company or any Subsidiary of any persons employed by the Company or any Subsidiary on or prior to the Effective Time. None of the Company’s or any Subsidiary’s employment policies or practices is currently being audited or investigated by any Governmental Entity. There is no pending or, to the Company’s Knowledge, threatened Proceeding, unfair labor practice charge, or other charge or inquiry against the Company or any Subsidiary brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of the Company’s or Subsidiary’s employee, or other individual or any Governmental Entity with respect to employment practices brought by or before any Governmental Entity.

(b) Except as set forth in Section 3.16(b) of the Company Disclosure Schedule, there are no controversies pending or threatened, between the Company or any of its Subsidiaries and any of their respective employees; neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by the Company or its Subsidiaries nor are there any activities or proceedings of any labor union to organize any such employees of the Company or any of its Subsidiaries; during the past five years there have been no strikes, slowdowns, work stoppages, disputes, lockouts, or threats thereof, by or with respect to any employees of the Company or any of its Subsidiaries. Except as set forth in Section 3.16(b) of the Company Disclosure Schedule, there are no grievances pending or, to the Company’s Knowledge, threatened, which, if adversely decided, could reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation or other order by, any Governmental Entity relating to employees or employment practices. The Company and each of its Subsidiaries are in compliance in all material respects with all applicable laws, contracts, and policies relating to employment, employment practices, wages, hours, and terms and conditions of employment, including the obligations of the Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN”), and all other notification and bargaining obligations arising under any collective bargaining agreement, by law or otherwise. Neither the Company nor any Subsidiary of the Company has effectuated a “plant closing” or “mass layoff” as those terms are defined in WARN, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company, without complying with all provisions of WARN or implemented any early retirement, separation or window program within the past five years, nor has the Company or any Subsidiary planned or announced any such action or program for the future.

3.17 Insurance. Section 3.17 of the Company Disclosure Schedule sets forth a true and complete list of all material insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its Subsidiaries (“Company Insurance Policies”). Each Company Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full. To the Company’s Knowledge, none of the Company Insurance Policies will terminate or lapse by reason of the transactions contemplated by this Agreement. The Company and its Subsidiaries have complied in all material respects with the provisions of each Company Insurance Policy under which it is the insured party. No insurer under any Company Insurance Policy has canceled or generally disclaimed liability under any such policy or indicated any intent to do so or not to renew any such policy. All material claims under the Company Insurance Policies have been filed in a timely fashion, in each case except as is not reasonably likely to have a Company Material Adverse Effect.

3.18 Opinion of Financial Advisor. Morgan Keegan & Company, Inc. (“MK”), financial advisor to the Special Committee of the Company Board (the “Company Special Committee”), has delivered to the Special Committee and the Board of Directors of the Company (the “Company Board”) an opinion to the effect that the Merger Consideration payable in the Merger is fair to the stockholders of the Company from a financial point of view. The Company has provided copies of such opinion to CNLRP. Such opinion has not been withdrawn, revoked or modified.

3.19 Related Party Transactions. Schedule 3.19 to the Company Disclosure Schedule sets forth a list of all material arrangements, agreements and contracts entered into by the Company or any Subsidiary of the Company that are in effect and which are with (a) any investment banker or financial advisor, in each case, relating to any obligation to make, or which could result in the making of, any payment (except pursuant to indemnification obligations) or (b) any Person who is an officer, director, stockholder or Affiliate of the Company or any Subsidiary of the Company, any relative of any of the foregoing or any entity of which any of the foregoing is an Affiliate (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses). Such documents, copies of all of which have previously been delivered or made available to CNLRP, are listed in Schedule 3.19 to the Company Disclosure Schedule.

3.20 Permits. The Company and each of its Subsidiaries have all permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted or as presently contemplated to be conducted, except for such permits, licenses and franchises the absence of which have not resulted in and could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect (the “Company Permits”). The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to so comply, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. There is no pending threat of modification or cancellation of any Company Permit that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect. To the Company’s Knowledge and except to the extent caused by the lack of one or more approvals, notifications, reports or other filings set forth in Section 3.3(c) of this Agreement, no Company Permit will cease to be effective as a result of the consummation of transactions contemplated by this Agreement.

3.21 Material Agreements

(a) Section 3.21(a) of the Company Disclosure Schedule sets forth a true and complete list, and if oral, an accurate and complete summary, of all material notes, bonds, mortgages, indentures, leases, licenses, contracts or other agreements, instruments or obligations to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound as of the date hereof (collectively, “Material Agreements”), including the following agreements:

(i) employment contracts with officers of the Company and other contracts with current or former officers, directors or stockholders of the Company, and all severance, change in control (except pursuant to the Company Stock Plans) or similar contracts with any current or former stockholders, directors, officers, employees or agents of the Company that will result in any obligation (absolute or contingent) of the Company or any of its Subsidiaries to make any payment to any current or former stockholders, directors, officers, employees or agents of the Company following either the consummation of the transactions contemplated hereby, termination of employment (or the relevant relationship), or both;

(ii) labor contracts (if any);

(iii) contracts involving annual revenues, expenditures or liabilities in excess of $500,000 per annum or $1,000,000 in the aggregate which are not cancelable (without material penalty, cost or other liability) within 60 days;

(iv) promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments and contracts providing for the borrowing or lending of money, whether as borrower, lender or guarantor, in each case, relating to indebtedness or obligations in excess of $1,000,000;

(v) contracts containing a covenant limiting or purporting to limit the freedom of the Company or any of its Subsidiaries to engage in any line of business or compete with any Person or operate at any location in the world;

(vi) joint venture or partnership agreements or joint development, distribution or similar agreements pursuant to which any third party is entitled or obligated to develop or distribute any products on behalf of the Company or any of its Subsidiaries or pursuant to which the Company or any of its Subsidiaries is entitled or obligated to develop or distribute any products on behalf of any third party;

(vii) contracts for the acquisition, directly or indirectly (by merger or otherwise) of material assets (whether tangible or intangible) or the capital stock of another Person;

(viii) contracts involving the issuance or repurchase of any capital stock of the Company or any of its Subsidiaries (including newly formed Subsidiaries), other than, with respect to the issuance of Company Common Stock, the options and warrants listed in Section 3.2.(b) of the Company Disclosure Schedule

(ix) contracts under which the Company or any of its Subsidiaries has granted or received exclusive rights;

(x) any interest rate swaps, caps, floors or option agreements or any other interest rate risk management arrangement or foreign exchange Contracts; and

(xi) contracts for the license or supply of any geographic or similar data to the Company or any of its Subsidiaries.

True and complete copies of all written Material Agreements have been delivered or been made available to CNLRP by the Company.

For purposes of this Agreement, “indebtedness” means, with respect to any Person, without duplication, (A) all obligations of such person for borrowed money, or with respect to deposits or advances of any kind to such person, (B) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such person upon which interest charges are customarily paid, (D) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (E) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person or creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such person’s business), (F) all capitalized lease obligations of such person, (G) all obligations of such person under interest rate or currency hedging transactions (valued at the termination value thereof), (H) all letters of credit issued for the account of such person and (I) all guarantees and arrangements having the economic effect of a guarantee of such person of any indebtedness of any other person.

(b) Other than Material Agreements that have terminated or expired in accordance with their terms, each Material Agreement is in full force and effect, is a valid and binding obligation of the Company or such Subsidiary and of each other party thereto and is enforceable, in accordance with its terms, against the Company or such Subsidiary and against each other party thereto, and such Material Agreements will continue to be valid, binding and enforceable in accordance with their respective terms and in full force and effect immediately following the consummation of the transactions contemplated hereby, with no material alteration or acceleration or increase in fees or liabilities. Neither the Company nor any of its Subsidiaries is or is alleged to be and, to the Company’s Knowledge, no other party is or is alleged to be in default under, or in breach or violation of, any Material Agreement and, to the Company’s

Knowledge, no event has occurred which, with the giving of notice or passage of time or both, would constitute such a default, breach or violation. The designation or definition of Material Agreements for purposes of this Section 3.21 and the disclosures made pursuant thereto shall not be construed or utilized to expand, limit or define the terms “material” and “Company Material Adverse Effect” as otherwise referenced and used in this Agreement.

3.22 Section 3-602 of the MGCL Not Applicable. Assuming the accuracy of the representations contained in Section 4.24 below, the Company Board has taken all actions necessary so that, to the extent applicable, the restrictions contained in Section 3-602 of the MGCL applicable to a “business combination” (as defined in Section 3-601(e) of the MGCL) will not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger. No Maryland law or other takeover statute or similar law and no provision of the Restated Articles of Incorporation or Bylaws, or other organizational documents or governing instruments of the Company or any of its Subsidiaries or any Material Agreement to which any of them is a party would or would purport to impose restrictions which might adversely affect or delay the consummation of the transactions contemplated by this Agreement.

3.23 Tax Matters.

(a) To the Company’s Knowledge, after consulting with its independent auditors and outside legal counsel, neither the Company nor any of its Affiliates has taken or agreed to take any action which would prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

(b) The Company has no plan or intention, and as of the issue date will have no plan or intention, to redeem the Company Series C Preferred Stock.

(c) The Company will not take a reporting position reflecting the Company Series C Preferred Stock as “nonqualified preferred stock.”

3.24 Brokers. No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except MK whose fees and expense will be paid by the Company. The Company has delivered to CNLRP a complete and accurate copy of the agreement pursuant to which MK is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

3.25 Certain Business Practices. As of the date hereof, neither the Company nor any of its Subsidiaries nor any director, officer, employee or agent of the Company or any of its Subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended, or (iv) made any other unlawful payment.

3.26 No Ownership of CNLRP Securities. Neither the Company nor any Subsidiary of the Company owns or has ever owned any shares of CNLRP Common Stock or any other securities of CNLRP.

3.27 Investment Company Act of 1940. None of the Company or any Subsidiary of the Company is, or at the Effective Time will be, required to be registered under the Investment Company Act of 1940, as amended (the “1940 Act”).

3.28 Disclosure. The representations and warranties by the Company in this Agreement and the documents referred to herein (including the Schedules and Exhibits hereto), taken together with all the other information provided to CNLRP or its representatives in connection with the transactions contemplated hereby, do not contain any statements of a material fact or omit to state any material fact necessary, in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CNLRP

CNLRP represents and warrants to the Company that the statements contained in this Article IV are true and correct, except as set forth herein or in the disclosure schedule delivered by CNLRP to the Company on or before the date of this Agreement (the “CNLRP Disclosure Schedule”). CNLRP Disclosure Schedule is arranged in sections corresponding to the numbered and lettered sections contained in this Article IV. Disclosure of any fact or item in any section of CNLRP Disclosure Schedule shall not, should the existence of the fact or item or its contents be relevant to any other section of CNLRP Disclosure Schedule, be deemed to be disclosed with respect to such other section unless specifically stated in the CNLRP Disclosure Schedule.

As used herein, “CNLRP Material Adverse Effect” shall mean any fact, event, change, development, effect or circumstance that (i) is materially adverse to the business, condition (financial or otherwise), results of operations, assets, liabilities, properties or prospects of CNLRP and its Subsidiaries, taken as a whole, or (ii) would materially impair or delay the ability of CNLRP to perform its obligations hereunder or under CNLRP Stockholders’ Agreement, including the consummation of the Merger; provided, that CNLRP Material Adverse Effect shall not include (A) any adverse change, effect or circumstance arising out of or resulting from actions contemplated by the parties in connection with this Agreement or that is attributable to the announcement or performance of this Agreement or the transactions contemplated by this Agreement, (B) any adverse change in the trading prices for CNLRP’s stock, or (C) changes that result from economic factors affecting the economy as a whole or changes that are the result of factors generally affecting the specific industry or markets in which CNLRP operates and competes (provided that such changes do not affect the Company in a substantially disproportionate manner).

4.1 Organization, Standing and Power.

(a) Each of CNLRP and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified or licensed to do business and is in good standing as a foreign entity in each jurisdiction in which such qualification is required, except for such jurisdictions where the failure to be so qualified or licensed could not, individually or in the aggregate, reasonably be expected to have a CNLRP Material Adverse Effect.

(b) Section 4.1(b) of CNLRP Disclosure Schedule sets forth, as of the date hereof, a true and complete list of all of CNLRP’s directly and indirectly owned Subsidiaries, together with the jurisdiction of incorporation or organization of each Subsidiary and the percentage of each Subsidiary’s outstanding capital stock or other equity or other interest owned by CNLRP or another Subsidiary of CNLRP. Except as set forth in Section 4.1(b) of CNLRP Disclosure Schedule, neither CNLRP nor any of its Subsidiaries owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, directly or indirectly, any equity or similar interest in, any Person. Except as disclosed on Section 4.1(b) of CNLRP Disclosure Schedule, neither CNLRP nor any of its Subsidiaries directly or indirectly owns any equity, membership, partnership or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity, membership, partnership or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated.

(c) Section 4.1(c) of CNLRP Disclosure Schedule lists the joint ventures of CNLRP (the “CNLRP Joint Ventures”).

(d) CNLRP has made available to the Company complete and accurate copies of: (i) the Second Amended and Restated Articles of Incorporation, as amended and Bylaws of CNLRP; (ii) the charter, bylaws or other organization documents of each Subsidiary of CNLRP; and (iii) the agreements governing CNLRP Joint Ventures. The Second Amended and Restated Articles of Incorporation, as amended, and Bylaws of CNLRP and the charter, bylaws or other organization documents of each Subsidiary of CNLRP are in full force and effect, and no other organizational documents are applicable to or binding upon CNLRP or its Subsidiaries.

4.2 Capitalization.

(a) The authorized capital stock of CNLRP consists of 62,500,000 shares of CNLRP Common Stock, 3,000,000 shares of preferred stock (the “CNLRP Preferred Stock”), $.01 par value per share, and 78,000,000 shares of excess stock, $.01 par value per share (the “CNLRP Excess Stock”). As of the close of business on the date of this Agreement, (i) 45,248,670 shares of CNLRP Common Stock were issued and outstanding, (ii) no shares of CNLRP Common Stock were held in the treasury of CNLRP or by Subsidiaries of CNLRP, (iii) no shares of CNLRP Preferred Stock were issued and outstanding, and (iv) no shares of CNLRP Excess Stock were issued and outstanding.

(b) As of the date of this Agreement, 4,500,000 shares of CNLRP Common Stock were reserved for future issuance pursuant to stock options granted pursuant to the CNL Restaurant Properties, Inc. Performance Incentive Plan (the “CNLRP Stock Plan”). As of the date of this Agreement, no awards have been granted under CNLRP Stock Plan. Except as set forth in this Section 4.2 or reserved for future grants under CNLRP Stock Plan (i) there are no equity securities of any class of CNLRP or any of its Subsidiaries (other than equity securities of any such Subsidiary that are directly or indirectly owned by CNLRP), or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (ii) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which CNLRP or any of its Subsidiaries is a party or by which CNLRP or any of its Subsidiaries is bound obligating CNLRP or any of its Subsidiaries to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, additional shares of capital stock of CNLRP or any of its Subsidiaries or any security or rights convertible into or exchangeable or exercisable for any such shares. Neither CNLRP nor any of its Subsidiaries has outstanding any stock appreciation rights, phantom stock, performance based rights or similar rights or obligations (contingent or otherwise). To CNLRP’s Knowledge, except as set forth in CNLRP Stockholders’ Agreement, there are no agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock of CNLRP or any of its Subsidiaries.

(c) All outstanding shares of CNLRP Common Stock are, and all shares of CNLRP Common Stock subject to issuance as specified in Section 4.2(b) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the MGCL, CNLRP’s Second Amended and Restated Articles of Incorporation, as amended or Bylaws or any agreement to which CNLRP is a party or is otherwise bound. There are no obligations, contingent or otherwise, of CNLRP or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of CNLRP Common Stock or the capital stock of CNLRP or any of its Subsidiaries or to provide funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, CNLRP or any Subsidiary of CNLRP or any other entity, other than guarantees of bank obligations of Subsidiaries of CNLRP entered into in the ordinary course of business.

(d) All of the outstanding shares of capital stock of each of CNLRP’s Subsidiaries are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares are owned, of record and beneficially, by CNLRP or another Subsidiary of CNLRP free and clear of all security interests, liens, claims, pledges, agreements, limitations in CNLRP’s voting rights, charges or other encumbrances of any nature.

(e) There are no restrictions of any kind which prevent the payment of dividends by any of CNLRP’s Subsidiaries, and neither CNLRP nor any of its Subsidiaries is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan or capital contribution) to or in any Person.

4.3 Authority; No Conflict; Required Filings and Consents.

(a) CNLRP has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement by CNLRP’s stockholders under the MGCL, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by CNLRP have been duly authorized by all necessary corporate action on the part of CNLRP, subject only to the adoption of this Agreement by CNLRP’s stockholders under the MGCL. This Agreement has been duly executed and delivered by CNLRP and constitutes the valid and binding obligation of CNLRP, enforceable in accordance with its terms, except that the enforceability of this Agreement is subject only to the adoption of this Agreement by CNLRP’s stockholders under the MGCL.

(b) The execution and delivery of this Agreement by CNLRP does not, and the consummation of the transactions contemplated by this Agreement will not, (i) subject to approval of the CNLRP Charter Amendment, conflict with, or result in any violation or breach of, any provision of the Second Amended and Restated Articles of Incorporation, as amended or Bylaws of CNLRP or the charter, Bylaws, or other organizational document of any of its Subsidiaries, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, or result in the creation of a security interest, lien, claim, pledge, agreement, limitations in CNLRP’s voting right, charge or other encumbrance of any nature on any of the properties or assets of CNLRP or any of its Subsidiaries pursuant to any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which CNLRP or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, (iii) subject to compliance with the requirements specified in clauses (i), (ii), (iii), (iv) and (v) of Section 4.3(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to CNLRP or any of its Subsidiaries or any of its or their properties or assets; or (iv) require CNLRP under the terms of any agreement, contract, arrangement or understanding to which it is a party or by which it or its assets are bound, to obtain the consent or approval of, or provide notice to, any other party to any such agreement, contract, arrangement or understanding, except in the case of clauses (ii), (iii) and (iv) of this Section 4.3(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, failure to obtain consent or approval or failure to notify which could not, individually or in the aggregate, reasonably be expected to have a CNLRP Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to CNLRP or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, except for (i) pre-merger notification under the HSR Act, (ii) the filing of the Articles of Merger with the Maryland Department of Assessments and Taxation and appropriate corresponding documents with the Secretaries of State of other states in which CNLRP is qualified as a foreign corporation to transact business, (iii) the filing of reports with the SEC in accordance with the Exchange Act,

(iv) the compliance with any state securities laws, and (v) any consent, approval, license, permit, order, authorization, registration, declaration, notice or filing, which, if not obtained or made, could not, individually or in the aggregate, reasonably be expected to have a CNLRP Material Adverse Effect.

(d) As of the date hereof and as of the Effective Time, the CNLRP Board has, at a meeting duly called and held, (i) unanimously approved this Agreement to which CNLRP is a party, (ii) unanimously approved and declared advisable an amendment to CNLRP’s Second Amended and Restated Articles of Incorporation, as amended, to eliminate the provisions contained therein relating to roll-up transactions (the “CNLRP Charter Amendment”), (iii) determined that the transactions contemplated hereby are advisable, fair to and in the best interests of the stockholders of CNLRP, (iv) resolved to recommend adoption of this Agreement, the Merger, CNLRP Charter Amendment, and the other transactions contemplated hereby to the stockholders of CNLRP and (v) directed that this Agreement and CNLRP Charter Amendment be submitted to the stockholders of CNLRP for their approval and authorization. The CNLRP Board has not withdrawn, rescinded or modified such approvals, determination, and resolutions to recommend. The affirmative vote of a majority of all outstanding shares of CNLRP Common Stock is the only vote of the holders of any class or series of capital stock of CNLRP necessary to approve and authorize this Agreement, the Merger, CNLRP Charter Amendment and the other transactions contemplated hereby. As of the date of this Agreement, the holders of CNLRP Common Stock that are parties to CNLRP Stockholders’ Agreement own (beneficially and of record) and have the right to vote, in the aggregate, approximately 13.6% of the total issued and outstanding CNLRP Common Stock.

(e) There is no agreement or order binding upon CNLRP or any of its Subsidiaries or any of their assets or properties which has had or could reasonably be expected to have the effect of prohibiting or impairing any business practice of CNLRP or any of its Subsidiaries or the conduct of business by CNLRP or any of its Subsidiaries as currently conducted or as proposed to be conducted by CNLRP or any of its Subsidiaries. Neither CNLRP nor any of its Subsidiaries is subject to any non-competition, non-solicitation or similar restriction on their respective businesses.

4.4 SEC Filings; Financial Statements.

(a) All forms, reports and other documents required to be filed by CNLRP with the SEC since January 1, 2001 (including those that CNLRP may file after the date hereof until the Closing) are referred to herein as the “CNLRP SEC Reports.” CNLRP SEC Reports (i) were or will be filed on a timely basis and (ii) were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act, and the Exchange Act, as the case may be, applicable to such CNLRP SEC Reports. None of CNLRP SEC Reports when filed, after giving effect to any amendments and supplements thereto filed prior to the date hereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of CNLRP’s Subsidiaries has filed, or is obligated to file, any forms, reports, schedules, statements or other documents with the SEC. As used in this Section 3.4(a), the term “filed” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in CNLRP SEC Reports (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q under the Exchange Act or for normal year-end adjustments) and (iii) fairly presented or will fairly present the financial position of CNLRP as of the dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments that have not been and are not expected to be material to CNLRP. The unaudited balance sheet of CNLRP as of June 30, 2004 is referred to herein as the “CNLRP Balance Sheet.”

(c) CNLRP has established and maintained (i) disclosure controls and procedures (as defined in Rule 13a-15 promulgated under the Exchange Act) and (ii) internal control over financial reporting (as defined in Rule 13a-15 promulgated under the Exchange Act). To CNLRP’s Knowledge, (i) such disclosure controls and procedures are effective to ensure that material information relating to CNLRP, including its consolidated subsidiaries, is made known to the CNLRP’s senior management by others within those entities, particularly during the period when the CNLRP’s periodic reports to which such information relates are required to be prepared, (ii) such internal control over financial reporting provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (iii) there are no significant deficiencies or material weaknesses in the design or operation of CNLRP’s internal control over financial reporting which could adversely affect CNLRP’s ability to record, process, summarize and report financial data and (iv) there is no fraud, whether or not material, that involves management or other employees who have a significant role in CNLRP’s internal control over financial reporting. The Company has made available to CNLRP, complete and correct copies of, all formally written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures and internal control over financial reporting.

(d) The information to be supplied by CNLRP for inclusion in the Registration Statement, shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement not misleading. The information to be supplied by CNLRP for inclusion in the Proxy Statement to be sent to the stockholders of CNLRP in connection with the Company Meeting and CNLRP Meeting shall not, on the date the Proxy Statement is first mailed to stockholders of CNLRP and CNLRP, at the time of the Company Meeting and CNLRP Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the

Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting or CNLRP Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to CNLRP or any Affiliate (as defined below) of CNLRP, officers or directors should be discovered by CNLRP which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, CNLRP shall promptly inform CNLRP. The Proxy Statement shall comply in all material respects as to form and substance with the requirements of the Exchange Act. CNLRP makes no representation or warranty with respect to any information supplied by the Company which is contained in the Registration Statement or Proxy Statement.

4.5 No Undisclosed Liabilities; Indebtedness.

(a) Neither CNLRP nor any of its Subsidiaries has any liabilities or obligations of any nature (whether absolute, accrued, fixed, contingent or otherwise), and there is no existing fact, condition or circumstance which could reasonably be expected to result in such liabilities or obligations, except liabilities or obligations (i) disclosed in CNLRP SEC Reports filed and publicly available prior to the date hereof or (ii) incurred in the ordinary course of business since June 30, 2004 which do not have, and could not reasonably be expected to have, individually or in the aggregate, a CNLRP Material Adverse Effect.

(b) Section 4.5(b) of CNLRP Disclosure Schedule sets forth, as of June 30, 2004, a complete and accurate list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness (as defined in Section 3.21(a) above) of CNLRP or any of its Subsidiaries in an aggregate principal amount in excess of $1,000,000 is outstanding or may be incurred and the respective principal amounts outstanding thereunder as of the date of this Agreement.

4.6 Absence of Certain Changes or Events.

(a) Except as disclosed in CNLRP SEC Reports filed prior to the date of this Agreement, there has not been, after the date of CNLRP Balance Sheet and prior to the date of this Agreement, any change, development, circumstance, condition, event, occurrence, damage, destruction or loss that has had or could reasonably be expected to have, individually or in the aggregate, a CNLRP Material Adverse Effect.

(b) During the period from June 30, 2004 to the date hereof, (i) there has not been any change by CNLRP in its accounting methods, principles or practices, any revaluation by CNLRP of any of its assets, including, writing down the value of inventory or writing off notes or accounts receivable, other than any revaluations that would not reasonably be expected to have, individually or in the aggregate, a CNLRP Material Adverse Effect, and (ii) there has not been any action or event, and neither CNLRP nor any of its Subsidiaries has agreed in writing or otherwise to take any action, that would have required the consent of CNLRP pursuant to Section 5.2 had such action or event occurred or been taken after the date hereof and prior to the Effective Time.

4.7 Properties.

(a) CNLRP or a Subsidiary of CNLRP owns good and marketable fee simple title (or leasehold estate) to each of the real properties identified in Section 4.7(a) of CNLRP Disclosure Schedule (collectively, the “CNLRP Properties” and each, a “CNLRP Property”), which are all of the real properties owned by them as of the date hereof. Except (i) as set forth in the existing title reports identified in clause (v) below, (ii) for CNLRP Leases, and (iii) for any easements granted in the ordinary course of business since the date of such title reports, none of which has a CNLRP Material Adverse Effect, no other Person has any real property ownership interest in any of CNLRP Properties. Except as set forth in Schedule 4.7(a) to CNLRP Disclosure Schedule, none of CNLRP Properties is subject to any restriction on the sale or other disposition thereof, including, but not limited, to grants of rights of first refusal or option to tenants of CNLRP Properties, or on the financing or release of financing thereon. CNLRP Properties are not subject to any Property Restrictions or Encumbrances, except for (iv) Property Restrictions imposed or promulgated by law or any Governmental Entity with respect to real property, including zoning regulations, which, individually or in the aggregate, would not have a CNLRP Material Adverse Effect, (v) Property Restrictions and Encumbrances disclosed on existing title reports or existing surveys and easements granted in the ordinary course of business since the date of such reports, none of which would adversely effect the tenant’s obligation to pay rent under the applicable CNLRP Lease (as defined below) and (vi) mechanics’, carriers’, workmen’s and repairmen’s liens and other Encumbrances and Property Restrictions, if any, which, individually or in the aggregate, would not have a CNLRP Material Adverse Effect.

(b) Valid policies of title insurance have been issued or irrevocably committed to be issued insuring CNLRP’s or the applicable CNLRP Subsidiary’s fee simple title (or leasehold estate) to each of CNLRP Properties (or leasehold estate) owned by it in amounts at least equal to the purchase price thereof paid by CNLRP or its Subsidiary in the case of CNLRP Properties owned by CNLRP or any of its Subsidiaries, subject only to the matters and exceptions disclosed in such policies. Such policies are, at the date hereof, in full force and effect.

(c) There has been no physical damage to any CNLRP Properties which, individually or in the aggregate, would have a CNLRP Material Adverse Effect after giving effect to any applicable insurance.

(d) Neither CNLRP nor any of CNLRP Subsidiaries nor, to CNLRP’s Knowledge, any tenant under a CNLRP Lease has received any notice with respect to any CNLRP Property to the effect that any condemnation or rezoning proceedings are pending or threatened which, individually or in the aggregate, would have a CNLRP Material Adverse Effect. All work to be performed, payments to be made and actions to be taken by CNLRP or CNLRP Subsidiaries prior to the date hereof pursuant to any agreement entered into with a Governmental Entity in connection with a site approval, zoning reclassification or other similar action (e.g., local improvement district, road improvement district, environmental mitigation) material to CNLRP and CNLRP Subsidiaries taken as a whole have been performed, paid or taken, as the case may be, and to CNLRP’s Knowledge, no planned or proposed work, payments or actions that may be required after the date hereof pursuant to such agreements are material to CNLRP and CNLRP Subsidiaries taken as a whole.

(e) Except as set forth in Section 4.7(e) of the CNLRP Disclosure Schedule, no CNLRP Property is currently under development or subject to any agreement with respect to development, and, except in the ordinary course of business, neither CNLRP nor any Subsidiary shall enter into any such agreement between the date hereof and the Effective Time without the prior written approval of Company. For purposes of this Section 4.7(e), “development” shall not include capital improvements made in the ordinary course of business to existing CNLRP Properties and repairs made to existing CNLRP Properties.

4.8 CNLRP Joint Venture Interests. CNLRP owns the interests in CNLRP Joint Ventures listed in Section 4.1(c) of CNLRP Disclosure Schedule free and clear of all security interests, liens, claims, pledges, agreements, charges or other encumbrances of any nature.

4.9 Leases. Except as set forth in Section 4.9 of the CNLRP Disclosure Schedule, each lease to which a CNLRP Property is subject is in full force and effect in accordance with its terms and no event of default has occurred that, in either case, individually or in the aggregate, would have a CNLRP Material Adverse Effect. Neither CNLRP nor any Subsidiary has received written notice that it is in material default thereunder, and there exists no default by CNLRP or any Subsidiary under such lease. In connection with the Merger, none of CNLRP nor any of its Subsidiaries is obligated under or bound by any option, right or first refusal, purchase contract, or other contract to sell or otherwise dispose of any CNLRP Property or any other interest in any CNLRP Property.

4.10 Taxes.

(a) Each of CNLRP and the Subsidiaries of CNLRP and any consolidated, combined, unitary or aggregate group for tax purposes of which CNLRP or any Subsidiary of CNLRP is or has been a member has timely filed all federal income Tax Return and all other material Tax Returns required to be filed by it (after giving effect to any filed extension properly granted by a Tax Authority having authority to do so) and has timely paid all Taxes shown on such Tax Returns as required to be paid by it except Taxes that are being contested in good faith by appropriate proceedings and for which CNLRP or the applicable CNLRP Subsidiary shall have set aside on its books adequate reserves.

(b) Each such Tax Return is true, complete and accurate in all material respects. CNLRP Balance Sheet reflects an adequate reserve for all Taxes payable by CNLRP and its Subsidiaries for all taxable periods and portions thereof through June 30, 2004. Since the date of CNLRP Balance Sheet, CNLRP has incurred no liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code, including without limitation any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code, and neither CNLRP nor any Subsidiary of CNLRP has incurred any liability for Taxes other than in the ordinary course of business. No material deficiencies for any Taxes have been proposed, asserted or assessed against CNLRP or any Subsidiary of CNLRP, and no requests for waivers of the time to assess any such Taxes are pending and no extensions of time to assess any such Taxes are in effect.

(c) All Taxes required to be withheld, collected and paid over to any Tax Authority by CNLRP and any Subsidiary of CNLRP have been timely withheld, collected and paid over to the proper Tax Authority. There are no pending actions or proceedings by any Taxing Authority for assessment or collection of any Tax.

(d) Complete copies of all federal, state and local income or franchise Tax Returns that have been filed by CNLRP and each Subsidiary of CNLRP for all taxable years beginning on or after January 1, 2001, any extensions filed with any Tax Authority that are currently in effect and all written communications with a Taxing Authority relating thereto, have been made available to the Company. CNLRP has not received notice of any claim by a Taxing Authority in a jurisdiction where CNLRP or any Subsidiary of CNLRP does not file Tax Returns that it is subject to taxation by the jurisdiction except where the failure to file such Tax Return or to be subject to taxation could not reasonably be expected to have a CNLRP Material Adverse Effect.

(e) Neither CNLRP, nor any Subsidiary of CNLRP is obligated to make after the Closing any payment that would not be deductible pursuant to Sections 162(m) or 280G of the Code. Other than with respect to its Subsidiaries, CNLRP is not and has never been (nor does CNLRP have any liability for unpaid Taxes because it once was) a member of an affiliated, consolidated, combined or unitary group, and neither CNLRP nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement or is liable for the Taxes of any other person under Treasury Regulations §1.1502-6 (or any similar provision of state, local or foreign law), as transferee or successor, by contract, or otherwise.

(f) CNLRP has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither CNLRP nor any of its Subsidiaries has made an election under Section 341(f) of the Code.

(g) None of CNLRP and its Subsidiaries will be required to include any material amount in taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of a change in the method of accounting for a taxable period ending prior to the Closing Date, any “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Tax Laws) entered into prior to the Closing Date, any sale reported on the installment method that occurred prior to the Closing Date, or any taxable income attributable to any amount that is economically accrued prior to the Closing Date.

(h) CNLRP (i) for all taxable years commencing with its initial taxable year through December 31, 2003 has been operated so as to qualify as a real estate investment trust (a “REIT”) within the meaning of Section 856 of the Code and has been so qualified as a REIT for such years, (ii) and will continue to operate to the Closing, in such a manner as to qualify as a REIT for the taxable year beginning January 1, 2004 determined as if the taxable year of the REIT ended as of the Closing and (iii) has not taken or omitted to take any action which would result in a challenge to its status as a REIT, and no such challenge is pending or to CNLRP’s Knowledge threatened. Each Subsidiary of CNLRP which is a partnership or limited liability company (i) has been since its formation and continues to be treated for federal income tax purposes as a partnership or disregarded as a separate entity, as the case may be, and has not been treated for federal income tax purposes as a corporation or an association taxable as a corporation and (ii) has not since the later of its formation or the acquisition by CNLRP of a direct or indirect interest therein owned any assets (including, without limitation, securities) that would cause CNLRP to violate Section 856(c)(4) of the Code. The nature of the assets of CNLRP and the Subsidiaries of CNLRP is such that the sale of all of the assets owned by them would not cause CNLRP to be disqualified as a REIT under Code Section 856(c)(2) or 856(c)(3) or otherwise. Each Subsidiary of CNLRP that is a corporation either (i) has been since its formation a qualified REIT subsidiary under Section 856(i) of the Code or (ii) has been since January 1, 2001, a taxable REIT subsidiary under Section 856(1) of the Code.

4.11 Intellectual Property. CNLRP and the Subsidiaries of CNLRP have sole title to and ownership of, or possesses legally enforceable rights to use under valid and subsisting written license agreements, all Intellectual Property of CNLRP. Neither CNLRP nor any of its Subsidiaries has misappropriated, is conflict with or is infringing upon the Intellectual Property of others.

4.12 Litigation. Except as described in Section 4.12 of CNLRP Disclosure Schedule or expressly described in CNLRP SEC Reports filed and publicly available prior to the date hereof, there is no Proceeding pending or, to CNLRP’s Knowledge, threatened against CNLRP or any of the Subsidiaries which, individually or in the aggregate, will have a CNLRP Material Adverse Effect. There are no judgments, orders or decrees outstanding against CNLRP which, individually or in the aggregate, has had or could reasonably be expected to have a CNLRP Material Adverse Effect. Notwithstanding the foregoing, (i) Schedule 4.12 to CNLRP’s Disclosure Schedule sets forth each and every material uninsured claim, equal employment opportunity claim and claim relating to sexual harassment and/or discrimination pending or, to the Knowledge of CNLRP, threatened as of the date hereof, in each case with a brief summary of such claim or threatened claim and (ii) no claim has been made under any directors’ and officers’ liability insurance policy at any time by CNLRP or any Subsidiary.

4.13 Environmental Matters. Except for such matters which have not had or could not, individually or in the aggregate, reasonably be expected to have a CNLRP Material Adverse Effect:

(a) CNLRP and each of its Subsidiaries are currently and, at all times during CNLRP’s and each of its Subsidiaries’ ownership or operation of their businesses and properties, have been, in compliance with all applicable Environmental Laws;

(b) no Environmental Claims have been asserted or assessed against CNLRP, any of its Subsidiaries or, to CNLRP’s Knowledge, any tenant under any of CNLRP Leases with regard to any of CNLRP Properties, and no Environmental Claims are pending or, to CNLRP’s Knowledge, threatened against CNLRP, any of its Subsidiaries or any tenants under any of CNLRP Leases with regard to any of CNLRP Properties:

(c) there has not been, and is not now present, any Contamination at any property currently owned, leased or operated by CNLRP and its Subsidiaries (including soils, groundwater, surface water in, on or under such properties), and no such property is in the National Priorities List or, to CNLRP’s Knowledge, any other list, schedule, log, inventory or record, however defined, maintained by any federal, state or local Governmental Entity with respect to sites from which there is or has been a Release of a Hazardous Substance;

(d) there was no Contamination at any property formerly owned, leased or operated by CNLRP or any of its Subsidiaries during, or to CNLRP’s Knowledge, prior to the period of ownership or operation by CNLRP or any of its Subsidiaries (including soils, groundwater, surface water in, on or under such properties), and no such property is on the National Priorities List or, to CNLRP’s Knowledge, any other list, schedule, log, inventory or record, however defined, maintained by any federal, state or local Governmental Entity with respect to sites from which there is or has been a Release of a Hazardous Substance;

(e) neither CNLRP nor any of its Subsidiaries nor, to CNLRP’s Knowledge, any tenant of any CNLRP Property is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances that obligates or may obligate CNLRP or any of its Subsidiaries to pay money;

(f) To CNLRP’s Knowledge, there are no events, conditions, circumstances, practices, plans, or legal requirements (in effect or reasonably anticipated), that could be expected to prevent CNLRP from, or materially increase the burden on CNLRP of complying with applicable Environmental Laws; and

(g) CNLRP has made available to the Company, prior to the execution and delivery of this Agreement, complete copies of any and all Environmental Documents pertaining to CNLRP Properties.

(h) To CNLRP’s Knowledge, each of the representations and warranties contained in Section 4.13(a) is true and correct with respect to any entity for which CNLRP or any of its Subsidiaries has assumed or retained liability, whether by contract or operation of law.

4.14 Employee Benefit Plans.

(a) Each Employee Benefit Plan maintained, or contributed to, by CNLRP, any Subsidiary of CNLRP or any ERISA Affiliate of CNLRP (a “CNLRP ERISA Affiliate”) (such plans together, the “CNLRP Employee Plans”) has been complies and has at all times complied, in form and in operation and administration, in all material respects in accordance with its terms and each of CNLRP, CNLRP’s Subsidiaries and CNLRP ERISA Affiliates has in all material respects met its obligations with respect to such CNLRP Employee Plan and has made all required contributions thereto (or reserved such contributions on CNLRP Balance Sheet), in each case except as would not cause a CNLRP Material Adverse Effect.

(b) With respect to CNLRP Employee Plans, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of CNLRP, in each case except as would not cause a CNLRP Material Adverse Effect.

(c) Each of CNLRP Employee Plans that is intended to be qualified under Section 401(a) of the Code has received determination letters from the IRS to the effect that such CNLRP Employee Plans is qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked and, to CNLRP’s Knowledge, revocation has not been threatened. No deadline has passed to file a determination letter request with respect to any amendments not covered by the before-described those determination letters.

(d) Neither CNLRP, any Subsidiary of CNLRP nor any CNLRP ERISA Affiliate has (i) ever maintained a CNLRP Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). No CNLRP Employee Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(e) There has been no nonexempt “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any CNLRP Employee Plan; except as would not, individually or in the aggregate, reasonably be expected to have a CNLRP Material Adverse Effect, there are not any current or threatened security interests, liens, claims, pledges, agreements, charges or other encumbrances of any nature on the assets of any CNLRP Employee Plan; the transactions contemplated herein will not directly or indirectly result in an increase of benefits, acceleration of vesting or acceleration of timing for payment of any benefit to any participant or beneficiary, except as disclosed in Section 4.14(e) of CNLRP Disclosure Schedule. No claims have been made, or, to the Knowledge of CNLRP, after due inquiry, are expected with respect to any bond or any fiduciary or other similar insurance with regard to the actions of any person in connection with any CNLRP Employee Plan, nor has there been, nor is there, to the Knowledge of CNLRP, after due inquiry, threatened any notice to any insurer under any such bond or policy with regard to any of such plans. No application for any bond or for any fiduciary or similar insurance policy has been issued subject to any qualification, condition or exclusion. No assets of any CNLRP Employee Plan are invested, directly or indirectly, in real or personal property used by CNLRP or any ERISA Affiliate. There is sufficient liquidity of assets in each of the funded CNLRP Employee Plans to promptly pay for the benefits earned and other liabilities owed (in each case, in the ordinary course of plan activities) under such CNLRP Employee Plan. With respect to each CNLRP Employee Plan, no insurance contract, annuity contract, or other agreement or arrangement with any financial or other organization would impose any penalty, discount or other reduction on account of the withdrawal of assets from such organization or the change in the investment of such assets.

(f) Neither CNLRP nor any of its Subsidiaries is a party to any oral or written (i) agreement with any stockholders, director, executive officer or other key employee of CNLRP or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving CNLRP or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, or (B) providing any term of employment or compensation guarantee or (ii) agreement, plan or arrangement under which any person may receive payments from CNLRP or any of its Subsidiaries that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code.

4.15 Compliance. CNLRP and each of its Subsidiaries are in compliance with (i) the Second Amended and Restated Articles of Incorporation, as amended or Bylaws of CNLRP or the charter, Bylaws, or other organizational document of any of its Subsidiaries, (ii) the terms of all note, bonds, mortgages, indentures, leases, licenses, contracts or other agreements, instruments or obligations to which CNLRP or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, (iii) all permits, concessions, franchises, licenses, judgments, injunctions, orders, decrees, statutes, laws, ordinances, rules or regulations applicable to CNLRP or any of its Subsidiaries or any of its or their properties or assets; except, in the case of clauses (ii) and (iii) of this Section 4.15, for any such failures of compliance, defaults and violations which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither CNLRP nor any of its Subsidiaries has received notice of any revocation or modification of any permit, concession, franchise, license, judgment, injunction, order or decree of any Governmental Entity that is material to CNLRP or any of its Subsidiaries.

4.16 Employment and Labor Matters.

(a) Section 4.16(a) of CNLRP Disclosure Schedule identifies all employees and consultants employed or engaged by CNLRP with an annual base salary or compensation rate of $100,000 or higher and sets forth each such individual’s rate of pay or annual compensation, job title and date of hire. Except as set forth in Section 4.16(a) of CNLRP Disclosure Schedule or in the CNLRP SEC Reports, there are no employment, consulting, collective bargaining, severance pay, continuation pay, termination or indemnification agreements or other similar contracts of any nature (whether in writing or not) between CNLRP or any Subsidiary and any current or former stockholder, officer, director, employee, consultant, labor organization or other representative of any of CNLRP’s or Subsidiary’s employees, nor is any such contract presently being negotiated. Neither CNLRP nor any Subsidiary is delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses, benefits or other compensation for any services or otherwise arising under any policy, practice, agreement, plan, program or law. Except as set forth in Section 4.16(a) of CNLRP Disclosure Schedule, neither CNLRP nor any Subsidiary is liable for any severance pay or other payments to any employee or former employee arising from the termination of employment, nor will CNLRP or any Subsidiary have any liability under any benefit or severance policy, practice, agreement, plan, or program which exists or arises, or may be deemed to exist or arise, under any applicable law or otherwise, as a result of or in connection with the transactions contemplated hereunder or as a result of the termination by CNLRP or any Subsidiary of any persons employed by CNLRP or any Subsidiary on or prior to the Effective Time. None of CNLRP’s or any Subsidiary’s employment policies or practices is currently being audited or, to CNLRP’s Knowledge, investigated by any Governmental Entity. There is no pending or, to CNLRP’s Knowledge, threatened Proceeding, unfair labor practice charge, or other charge or inquiry against CNLRP or any Subsidiary brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of CNLRP’s or Subsidiary’s employee, or other individual or any Governmental Entity with respect to employment practices brought by or before any Governmental Entity.

(b) There are no controversies pending or, to CNLRP’s Knowledge, threatened, between CNLRP or any of its Subsidiaries and any of their respective employees; neither CNLRP nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by CNLRP or its Subsidiaries nor are there any activities or proceedings of any labor union to organize any such employees of CNLRP or any of its Subsidiaries; during the past five years there have been no strikes, slowdowns, work stoppages, disputes, lockouts, or threats thereof, by or with respect to any employees of CNLRP or any of its Subsidiaries. There are no grievances pending or, to CNLRP’s Knowledge, threatened, which, if adversely decided, could reasonably be expected to have a CNLRP Material Adverse Effect. Neither CNLRP nor any Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation or other order by, any Governmental Entity relating to employees or employment practices. CNLRP and each of its Subsidiaries are in compliance in all material respects with all applicable laws, contracts, and policies relating to employment, employment practices, wages, hours, and terms and conditions of employment, including the obligations of WARN, and all other notification and bargaining obligations arising under any collective bargaining agreement, by law or otherwise. Neither CNLRP nor any Subsidiary of CNLRP has effectuated a “plant closing” or “mass layoff” as those terms are defined in WARN, affecting in whole or in part any site of employment, facility, operating unit or employee of CNLRP, without complying with all provisions of WARN or implemented any early retirement, separation or window program within the past five years, nor has CNLRP or any Subsidiary planned or announced any such action or program for the future.

4.17 Insurance. Each material insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of CNLRP and its Subsidiaries (a “CNLRP Insurance Policy”) is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in accordance with the payment terms of such policies. To CNLRP’s Knowledge, none of CNLRP Insurance Policies will terminate or lapse by reason of the transactions contemplated by this Agreement. CNLRP and its Subsidiaries have complied in all material respects with the provisions of each CNLRP Insurance Policy under which it is the insured party. No insurer under any CNLRP Insurance Policy has canceled or generally disclaimed liability under any such policy or indicated any intent to do so or not to renew any such policy. All material claims under CNLRP Insurance Policies have been filed in a timely fashion, in each case except as is not reasonably likely to have a CNLRP Material Adverse Effect.

4.18 Opinions of Financial Advisors. Banc of America Securities LLC (“BofA”) and Legg Mason Wood Walker, Incorporated (“LM”), financial advisors to the Special Committee of the CNLRP Board (the “CNLRP Special Committee”), have each delivered to the CNLRP Special Committee and the Board of Directors of CNLRP (the “CNLRP Board”) an opinion to the effect that, as of the date of this Agreement, the Merger Consideration payable in the Merger is fair to the stockholders of CNLRP from a financial point of view. CNLRP has provided copies of such opinions to the Company. Such opinions have not been withdrawn, revoked or modified.

4.19 Related Party Transactions. Schedule 4.19 to CNLRP Disclosure Schedule sets forth a list of all material arrangements, agreements and contracts entered into by CNLRP or any Subsidiary of the Company that are in effect and which are with (a) any investment banker or financial advisor, in each case, relating to any obligation to make, or which could result in the making of, any payment (except pursuant to indemnification obligations) or (b) any Person who is an officer, director, stockholder or Affiliate of CNLRP or any Subsidiary of CNLRP, any relative of any of the foregoing or any entity of which any of the foregoing is an Affiliate (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses).

Such documents, copies of all of which have previously been delivered or made available to the Company, are listed in Schedule 4.19 to CNLRP Disclosure Schedule.

4.20 Permits. CNLRP and each of its Subsidiaries have all permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted or as presently contemplated to be conducted, except for such permits, licenses and franchises the absence of which have not resulted in and could not, individually or in the aggregate, reasonably be expected to result in a CNLRP Material Adverse Effect (the “CNLRP Permits”). CNLRP and its Subsidiaries are in compliance with the terms of CNLRP Permits, except where the failure to so comply, individually or in the aggregate, is not reasonably likely to have a CNLRP Material Adverse Effect. There is no pending threat of modification or cancellation of any CNLRP Permit that, individually or in the aggregate, could reasonably be expected to have a CNLRP Material Adverse Effect. To CNLRP’s Knowledge and except to the extent caused by the lack of one or more approvals, notifications, reports or other filings set forth in paragraph 3.3(c) of this Agreement, no CNLRP Permit will cease to be effective as a result of the consummation of transactions contemplated by this Agreement.

4.21 Tax Matters. To CNLRP’s Knowledge, after consulting with its independent auditors and outside legal counsel, neither CNLRP nor any of its affiliates has taken or agreed to take any action which would prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

4.22 Brokers. No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except BofA and LM, whose fees and expense will be paid by CNLRP. CNLRP has delivered to the Company a complete and accurate copy of all agreements pursuant to which BofA and LM is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

4.23 Section 3-602 of the MGCL Not Applicable. Assuming the accuracy of the representations contained in Section 3.27 below, the CNLRP Board has taken all actions necessary so that the restrictions contained in Section 3-602 of the MGCL applicable to a “business combination” (as defined in Section 3-601(e) of the MGCL) will not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger. No Maryland law or other takeover statute or similar law and no provision of the Second Amended and Restated Articles of Incorporation, as amended or Bylaws, or other organizational documents or governing instruments of CNLRP or any of its Subsidiaries or any Material Agreement to which any of them is a party would or would purport to impose restrictions which might adversely affect or delay the consummation of the transactions contemplated by this Agreement.

4.24 No Ownership of Company Securities. Neither CNLRP nor any Subsidiary of CNLRP owns or has ever owned any shares of Company Common Stock or any other securities of the Company.

4.25 Certain Business Practices. As of the date hereof, neither CNLRP nor any of its Subsidiaries nor any director, officer, employee or agent of CNLRP or any of its Subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended, or (iv) made any other unlawful payment.

4.26 1940 Act. None of CNLRP or any Subsidiary of CNLRP is, or at the Effective Time will be, required to be registered under the 1940 Act.

4.27 Disclosure. The representations and warranties by CNLRP in this Agreement and the documents referred to herein (including the Schedules and Exhibits hereto), taken together with all the other information provided to Company or its representatives in connection with the transactions contemplated hereby, do not contain any statements of a material fact or omit to state any material fact necessary, in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE V

CONDUCT OF BUSINESS

5.1 Covenants of the Company. Except as provided herein or as consented to in writing by CNLRP, which consent shall not be unreasonably withheld, conditioned, or delayed from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company (i) shall, and shall cause each of its Subsidiaries to, in all material respects, carry on its business in the ordinary course consistent with past practice in compliance with applicable laws, use commercially reasonable efforts, as determined in good faith by the Company, to maintain and preserve their respective business organizations, assets, officers, employees and business relationships and to maintain in effect its contracts and (ii) shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than (A) dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent, (B) dividends the Company reasonably believes may be necessary to maintain the Company’s status as a REIT, and (C) dividends and distributions consistent with past practice), (ii) split, combine or reclassify any of its capital stock; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares;

(b) issue, sell, pledge or otherwise dispose of any shares of its capital stock, or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares (other than the issuance of shares of Common Stock upon the exercise of

Company Stock Options or the conversion of the Company’s Series A Preferred Stock or Series B Preferred Stock outstanding on the date of this Agreement, the issuance of $5,000,000 of the Company’s Series B-1 Preferred Stock and pursuant to the Income Fund Mergers (as defined herein));

(c) other than (i) pursuant to the Company Charter Amendments and (ii) as necessary to comply with any applicable laws, rules or regulations or NYSE rules or regulations after giving notice to CNLRP of any such proposed amendment, amend its Restated Articles of Incorporation or Bylaws of the Company or equivalent organizational document of the Company or any of its Subsidiaries or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of the Company or any of its Subsidiaries (other than in connection with the Income Fund Mergers);

(d) other than (i) the Income Fund Mergers and (ii) the purchase of restaurant properties and convenience stores subject to triple net leases or the purchase of loans secured by real estate consistent with past practice (including underwriting and due diligence procedures), acquire by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof in one transaction or a series of related transactions having a value in excess of $10,000,000 in the aggregate;

(e) except in the ordinary course of business consistent with past practice, including without limitation pursuant to any outstanding credit, loan or equipment financing arrangement or any refinancing thereof, pledge or otherwise encumber any Company Properties or assets of the Company or of any of its Subsidiaries;

(f) except (i) in the ordinary course of business consistent with past practice, including, Section 1031 exchanges, (ii) properties held for sale by USRP (SHO)1, LP, and (iii) as otherwise permitted by Section 5.1, sell or dispose of any assets material to the Company and its Subsidiaries, taken as a whole;

(g) except as otherwise permitted by this Agreement, enter into an agreement with respect to a sale of all or substantially all of the stock or assets of the Company, whether by merger, consolidation, liquidation, business combination, or asset or stock sale;

(h) (i) other than (A) such indebtedness which is reflected in the Company’s financial statements included in any Company SEC Reports and (B) borrowings under any credit, loan or equipment financing arrangement, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person outside the ordinary course of business, (ii) issue or sell any debt securities or rights to acquire any debt securities of the Company or any of its Subsidiaries, (iii) make, arrange or materially modify any personal loans in violation of Section 402 of the Sarbanes-Oxley Act of 2002, or (iv) make any loans, advances (other than advances to employees of the Company or any Subsidiary of the Company in the ordinary course of business consistent with past practice) or capital contributions to, or investment in, any other Person, other than the Company or any of its Subsidiaries or the Company Joint Ventures as may be required by the agreements governing the Company Joint Ventures;

(i) other than as set forth in the Company Disclosure Schedule, make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $1,000,000 in the aggregate for the Company and its Subsidiaries;

(j) make any changes in accounting methods, principles or practices, except insofar as may be required by a change in GAAP or pursuant to written instructions, comments or orders from the SEC;

(k) pay, discharge or satisfy any claims, liabilities or obligations, other than (i) the payment, discharge or satisfaction, in the ordinary course of business or in accordance with their terms as in effect on the date of this Agreement, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) included in the Company SEC Reports filed prior to the date of this Agreement (to the extent so reflected or reserved against) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, or (ii) involving the payment of any amount not exceeding $250,000 in any instance or series of related instances or $750,000 in the aggregate;

(l) except as required to comply with applicable law or agreements, plans or arrangements, (i) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer or key employee earning more than $50,000 per annum, other than a one-time increase in aggregate annual compensation of no more than 5% in connection with the Company’s annual review process consistent with past practice, (ii) accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options, (iii) enter into any employment, severance or other arrangement with any of its officers or directors, or (iv) enter into any employment, severance or other arrangement with any of its employees earning more than $50,000 per annum. Notwithstanding the foregoing, the Company may pay (a) certain officers and employees who do not already have severance arrangements, mutually agreed upon by CNLRP and the Company, retention or “stay” bonuses in an aggregate amount of not less than $350,000 nor more than $600,000 and (b) year end bonuses in the manner and amounts consistent with past practices;

(m) except as required by law, make or rescind any material Tax election, settle or compromise any Tax liability or amend in any material respect any Tax return;

(n) fail to confer on a regular basis as reasonably requested by CNLRP with one or more representatives of CNLRP to report on material operational matters and any proposals to engage in material transactions;

(o) fail to maintain in full force and effect insurance coverage substantially similar to insurance coverage maintained on the date hereof;

(p) engage in, enter into or amend any contract, transaction, indebtedness or other arrangement with, directly or indirectly, any of the directors, officers, stockholders or other Affiliates of the Company and its Subsidiaries, or any of their respective Affiliates or family members, except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses;

(q) except as provided in Section 7.2(l), adopt any new Employee Benefit Plan or amend or terminate any existing Employee Plan or rights;

(r) settle any stockholder derivative or class action claims arising out of or in connection with any of the transactions contemplated by this Agreement;

(s) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company of any of its Subsidiaries (other than the Merger and the Income Funds Merger);

(t) adopt, ratify or effectuate a stockholders’ rights plan or agreement;

(u) fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules or regulations promulgated thereunder;

(v) (i) other than in the ordinary course consistent with past practice, enter into any agreement that if entered into prior to the date hereof would be a Material Agreement set forth in Section 3.21(a) of the Company Disclosure Schedule (other than the merger agreements entered into in connection with the Income Fund Mergers); (ii) modify, amend in any material respect, transfer or terminate any Material Agreement or waive, release or assign any rights or claims thereto or thereunder (other than the merger agreements entered into in connection with the Income Fund Mergers); or (iii) enter into, modify or amend any contract to provide exclusive rights or obligations (other than the merger agreements entered into in connection with the Income Fund Mergers); or

(w) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action which would materially impair or prevent the satisfaction or occurrence of any conditions Article VI hereof.

5.2 Covenants of CNLRP. Except as provided herein or as consented to in writing by the Company, which consent shall not be unreasonably withheld, conditioned, or delayed from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, CNLRP (i) shall, and shall cause each of its Subsidiaries to, in all material respects, carry on its business in the ordinary course consistent with past practice in compliance with applicable laws, use commercially reasonable efforts, as determined in good faith by CNLRP, to maintain and preserve their respective business organizations, assets, officers, employees and business relationships and to maintain in effect its contracts and (ii) shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than (A) dividends and distributions by a direct or indirect wholly owned Subsidiary of CNLRP to its parent, (B) dividends CNLRP reasonably believes may be necessary to maintain CNLRP’s status as a REIT, (C) dividends and distributions consistent with past practice, and (D) dividends on the CNLRP Common Stock as described in Exhibit F attached hereto), and; (ii) split, combine or reclassify any of its capital stock; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares;

(b) other than the issuance of 23,365 shares of CNLRP Common Stock in connection with the acquisition of James M. Seneff, Jr.’s 0.325% interest in CNL Restaurant Capital, Inc., issue, sell, pledge or otherwise dispose of any shares of its capital stock, or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares;

(c) other than (i) pursuant to CNLRP Charter Amendment and (ii) as necessary to comply with any applicable laws, rules or regulations after giving notice to the Company of any such proposed amendment, amend its Second Amended and Restated Articles of Incorporation, as amended, or Bylaws or equivalent organizational document of CNLRP or any of its Subsidiaries or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of CNLRP or any of its Subsidiaries;

(d) other than the purchase of restaurant properties subject to triple net leases consistent with past practice or the acquisition of raw land not to exceed $5,000,000 in the aggregate, acquire by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof in one transaction or a series of related transactions having a value in excess of $5,000,000 in the aggregate;

(e) except in the ordinary course of business consistent with past practice, including without limitation pursuant to any outstanding credit, loan or equipment financing arrangement or any refinancing thereof, pledge or otherwise encumber any CNLRP Properties or assets of CNLRP or of any of its Subsidiaries;

(f) except in the ordinary course of business consistent with past practice, sell or dispose of any assets material to CNLRP and its Subsidiaries, taken as a whole;

(g) enter into an agreement with respect to a sale of all or substantially all of the stock or assets of CNLRP, whether by merger, consolidation, liquidation, business combination, or asset or stock sale;

(h) (i) other than (A) such indebtedness which is reflected in CNLRP’s financial statements included in any CNLRP SEC Reports, (B) borrowings under any credit, loan or equipment financing arrangement or (C) borrowings from CNL Financial Group, Inc. or any Affiliate thereof in an amount not to exceed $10,000,000, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person outside the ordinary course of business, (ii) issue or sell any debt securities or rights to acquire any debt securities of CNLRP or any of its Subsidiaries, (iii) make, arrange or materially modify any personal loans in violation of Section 402 of the Sarbanes-Oxley Act of 2002, or (iv) make any loans, advances (other than advances to employees of CNLRP or any Subsidiary of CNLRP in the ordinary course of business consistent with past practice) or capital contributions to, or investment in, any other Person, other than CNLRP or any of its Subsidiaries or CNLRP Joint Ventures as may be

required by the agreements governing CNLRP Joint Ventures, which, in the case of either clause (i) or (ii) above, would result in a CNLRP Material Adverse Effect;

(i) other than as set forth in the CNLRP Disclosure Schedule, make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $1,000,000 in the aggregate for CNLRP and its Subsidiaries;

(j) make any changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or pursuant to written instructions, comments or orders from the SEC;

(k) pay, discharge or satisfy any claims, liabilities or obligations, other than (i) the payment, discharge or satisfaction, in the ordinary course of business or in accordance with their terms as in effect on the date of this Agreement, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) included in CNLRP’s SEC Reports filed prior to the date of this Agreement (to the extent so reflected or reserved against) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, or (ii) involving the payment of any amount not exceeding $250,000 in any instance or series of related instances or $750,000 in the aggregate;

(l) except as required to comply with applicable law or agreements, plans or arrangements or in the ordinary course of business, accelerate the payment, right to payment or vesting of any compensation or benefits;

(m) except as required to comply with applicable law, make or rescind any material Tax election, settle or compromise any Tax liability or amend in any material respect any Tax return;

(n) fail to confer on a regular basis as reasonably requested by the Company with one or more representatives of the Company to report on material operational matters and any proposals to engage in material transactions;

(o) settle any stockholder derivative or class action claims arising out of or in connection with any of the transactions contemplated by this Agreement;

(p) fail to maintain in full force and effect insurance coverage substantially similar to insurance coverage maintained on the date hereof;

(q) engage in, enter into or amend any contract, transaction, indebtedness or other arrangement with, directly or indirectly, any of the directors, officers, stockholders or other Affiliates of CNLRP and its Subsidiaries, or any of their respective Affiliates or family members, except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses;

(r) adopt any new Employee Benefit Plan or amend or terminate any existing Employee Plan or rights;

(s) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of CNLRP of any of its Subsidiaries (other than the Merger);

(t) adopt, ratify or effectuate a stockholders’ rights plan or agreement;

(u) fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules or regulations promulgated thereunder;

(v) (i) other than in the ordinary course consistent with past practice, enter into any agreement that if entered into prior to the date hereof would be a material agreement; (ii) modify, amend in any material respect, transfer or terminate any material agreement or waive, release or assign any rights or claims thereto or thereunder; (iii) other than in the ordinary course of business, enter into or extend any CNLRP lease; or (iv) enter into, modify or amend any contract to provide exclusive rights or obligations; or

(w) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action which would materially impair or prevent the occurrence of any conditions Article VII hereof.

5.3 Confidentiality. The parties acknowledge that CNLRP and the Company have previously executed a Confidentiality Agreement, dated as of April 10, 2003 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms, except as expressly modified herein.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 No Solicitation.

(a) On and after the date hereof and prior to the Effective Time of the Merger, each of the Company and CNLRP, as applicable, agrees that it:

(i) shall not invite, initiate, solicit or encourage, directly or indirectly, any inquiries, proposals, discussions or negotiations or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to any direct or indirect (A) merger, consolidation, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction, (B) sale, acquisition, tender offer, exchange offer (or the filing of a registration statement under the Securities Act in connection with such an exchange offer), share exchange or other transaction or series of related transactions that, if consummated, would result in the issuance of securities representing, or the sale, exchange or transfer of, 20% or more of its outstanding voting equity securities, or (C) sale, lease, exchange, mortgage, pledge, transfer or other disposition (“Transfer”) of any of its assets in one transaction or a series of related transactions that, if consummated, would result in the Transfer of more than 20% of its assets, other than the Merger (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”), or engage in any discussions or negotiations with or provide any confidential or non-public information or data to, or afford access to properties, books or records to, any Person relating to, or that may reasonably be expected to lead to, an Acquisition Proposal, or enter into any letter of intent, agreement in principle or agreement relating to an Acquisition Proposal, or propose publicly to agree to do any of the foregoing, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal;

(ii) shall not permit any officer, director, employee, Affiliate, agent, investment banker, financial advisor, attorney, accountant, broker, finder, consultant or other agent or representative of the Company or CNLRP, as applicable (each, a “ Representative”), to engage in any of the activities described in Section 6.1(a)(i);

(iii) will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing (including, without limitation, any Acquisition Proposal) and will inform each Representative, and each of the Persons referred to in Section 6.1(b), of the obligations undertaken in this Section 6.1 and to cause each Representative to comply with such obligations; and

(iv) will (A) notify the Company or CNLRP, as applicable, orally or in writing promptly (but in any event within 24 hours), after receipt by the Company or CNLRP or any of its Representatives, as applicable, of (1) an Acquisition Proposal or any amendment or change in any previously received Acquisition Proposal, (2) any request for confidential or nonpublic information or data relating to, or for access to its properties, books or records by any Person that has made, or to such party’s knowledge may be considering making, an Acquisition Proposal, or (3) any oral or written expression that any such activities, discussions or negotiations are sought to be initiated or continued with it, and, as applicable, include in such notice the identity of the Person making such Acquisition Proposal, indication or request, the material terms of such Acquisition Proposal, indication or request and, if in writing, shall promptly deliver to the Company or CNLRP, as applicable, copies of any proposals, indications of interest, indication or request along with all other related documentation and correspondence; and (B) will keep the Company or CNLRP, as applicable, informed of the status and material terms of (including all changes to the status or material terms of) any such Acquisition Proposal, indication or request.

(b) Any disclosure that either the Company Board or the CNLRP Board, as applicable, may be required to make to comply with its duties to stockholders imposed by applicable law or, with respect to the receipt of an Acquisition Proposal, to comply with Rule 14d-9 or 14e-2 of the Exchange Act will not constitute a violation of this Section 6.1.

(c) Notwithstanding the foregoing, nothing in this Section 6.1 shall in any way prohibit or restrict the Company’s ability to enter into the Income Fund Merger Agreements and to consummate the Income Fund Mergers.

6.2 Joint Proxy Statement/Prospectus; Registration Statement.

(a) As promptly as practicable after the execution of this Agreement, CNLRP and the Company shall prepare and CNLRP and the Company shall file with the SEC the Proxy

Statement, and CNLRP and the Company shall prepare and the Company shall file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus, provided that the Company and CNLRP may mutually delay the filing of the Proxy Statement until approval of the Registration Statement by the SEC. CNLRP and the Company shall use reasonable efforts to cause the Registration Statement to become effective as soon after such filing as practicable. Each of CNLRP and the Company will respond to any comments of the SEC and will use its respective reasonable efforts to have the Proxy Statement cleared by the SEC and the Registration Statement declared effective under the Securities Act as promptly as practicable after such filings and the Company will cause the Proxy Statement and the prospectus contained within the Registration Statement to be mailed to its stockholders at the earliest practicable time after both the Proxy Statement is cleared by the SEC and the Registration Statement is declared effective under the Securities Act. Each of CNLRP and the Company will notify the other promptly upon the receipt of any comments from the SEC or any other Governmental Entity and of any request by the SEC or any other Governmental Entity for amendments or supplements to the Registration Statement, the Proxy Statement or any filing pursuant to Section 6.2(b) or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or any other Governmental Entity, on the other hand, with respect to the Registration Statement, the Proxy Statement, the Merger or any filing pursuant to Section 6.2(b). Each of CNLRP and the Company will cause all documents that it is responsible for filing with the SEC or other Governmental Entity under this Section 6.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or any filing pursuant to Section 6.2(b), CNLRP or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or any other Governmental Entity, and/or mailing to stockholders of the Company, such amendment or supplement.

(b) CNLRP and the Company shall make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder.

6.3 Access to Information; Confidentiality. Each party hereto shall (and shall cause each of its Subsidiaries to) afford to the other parties’ officers, employees, accountants, counsel and other representatives, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel and records and, during such period, each party hereto shall (and shall cause each of its Subsidiaries to) furnish promptly to the other parties hereto (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties, assets and personnel as the other parties hereto may reasonably request. Unless otherwise required by law, such non-public information will be subject to the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 6.3 or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

6.4 Stockholders’ Meetings.

(a) Promptly after the date hereof, the Company shall take all action necessary in accordance with the MGCL and its Restated Articles of Incorporation and Bylaws and the rules of the NYSE to call, give notice of, convene and hold the Company Meeting as promptly as practicable, and in any event (to the extent permissible under applicable law) within 60 days after the declaration of effectiveness of the Registration Statement. Subject to Section 5.1(c), the Company shall use its reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement, the approval of the Merger, the approval of the Company Charter Amendments and will take all other action necessary to secure the vote or consent of its stockholders required by the rules of the NYSE and MGCL to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company (i) shall adjourn or postpone the Company Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to the Company’s stockholders sufficiently in advance of a vote on this Agreement to insure that such vote occurs on the basis of full and complete information as required under applicable law or (ii) shall (unless CNLRP otherwise consents in writing or if prohibited by applicable law) adjourn the Company Meeting once for a period not to exceed 30 days, if as of the time for which the Company Meeting is originally scheduled (as set forth in the Proxy Statement) or subsequently rescheduled or reconvened, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting. The Company shall ensure that the Company Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Meeting are solicited, in compliance with the MGCL, the Company’s Restated Articles of Incorporation and Bylaws, the rules of the NYSE and all other applicable legal requirements. The Company’s obligation to call, give notice of, convene and hold the Company Meeting in accordance with this Section 6.4(a) shall not be limited or affected by the commencement, disclosure, announcement or submission to Company of any Acquisition Proposal, or by any withdrawal, amendment or modification of the recommendation of the Company Board with respect to this Agreement.

(b) (i) the Company Board shall recommend that the Company’s stockholders vote in favor of and adopt and approve this Agreement and the Company Charter Amendments at the Company Meeting; (ii) the Proxy Statement shall include a statement to the effect that the Company Board has unanimously recommended that Company’s stockholders vote in favor of and adopt and approve this Agreement and the Company Charter Amendments at the Company Meeting; and (iii) neither the Company Board nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to CNLRP, the recommendation of the Company Board that the Company’s stockholders vote in favor of and adopt and approve this Agreement and the Company Charter Amendments.

(c) Promptly after the date hereof, CNLRP shall take all action necessary in accordance with the MGCL and its Second Amended and Restated Articles of Incorporation, as amended and Bylaws to call, give notice of, convene and hold CNLRP Meeting as promptly as practicable, and in any event (to the extent permissible under applicable law) within 60 days after the declaration of effectiveness of the Registration Statement. Subject to Section 5.2(c), CNLRP shall use its reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement, the Merger and CNLRP Charter Amendment and will take all other action necessary to secure the vote or consent of its stockholders required by the rules of the MGCL to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, CNLRP (i) shall adjourn or postpone CNLRP Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to CNLRP’s stockholders sufficiently in advance of a vote on this Agreement to insure that such vote occurs on the basis of full and complete information as required under applicable law or (ii) shall (unless the Company otherwise consents in writing or if prohibited by applicable law) adjourn CNLRP Meeting once for a period not to exceed 30 days, if as of the time for which CNLRP Meeting is originally scheduled (as set forth in the Proxy Statement) or subsequently rescheduled or reconvened, there are insufficient shares of CNLRP Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of CNLRP Meeting. CNLRP shall ensure that CNLRP Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by CNLRP in connection with CNLRP Meeting are solicited, in compliance with the MGCL, CNLRP’s Second Amended and Restated Articles of Incorporation, as amended and Bylaws, and all other applicable legal requirements. CNLRP’s obligation to call, give notice of, convene and hold CNLRP Meeting in accordance with this Section 6.4(c) shall not be limited or affected by any withdrawal, amendment or modification of the recommendation of the CNLRP Board with respect to this Agreement.

(d) (i) the CNLRP Board shall recommend that CNLRP’s stockholders vote in favor of and adopt and approve this Agreement and CNLRP Charter Amendment at CNLRP Meeting; (ii) the Proxy Statement shall include a statement to the effect that the CNLRP Board has unanimously recommended that CNLRP’s stockholders vote in favor of and adopt and approve this Agreement and CNLRP Charter Amendment at CNLRP Meeting; and (iii) neither the CNLRP Board nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to CNLRP, the recommendation of the CNLRP Board that CNLRP’s stockholders vote in favor of and adopt and approve this Agreement and CNLRP Charter Amendment.

6.5 Legal Conditions to the Merger.

(a) Subject to the terms hereof, the Company and CNLRP shall each use its reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated hereby and by the Company Stockholders’ Agreement and CNLRP Stockholders’ Agreement as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or CNLRP or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement, the Company Stockholders’ Agreement and CNLRP Stockholders’ Agreement and the consummation of the transactions contemplated hereby and thereby, (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement, the Company Stockholders’ Agreement and CNLRP Stockholders’ Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and any request by a Governmental Entity thereunder, and (C) any other applicable law and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement, the Company Stockholders’ Agreement and CNLRP Stockholders’ Agreement. The Company and CNLRP shall cooperate with each other in connection with the making of all such filings. The Company and CNLRP shall use their respective reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement and the Registration Statement) in connection with the transactions contemplated by this Agreement, the Company Stockholders’ Agreement and CNLRP Stockholders’ Agreement.

(b) Each of the Company and CNLRP shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their reasonable efforts to obtain any third party consents related to or required in connection with the Merger that are (i) necessary to consummate the transactions contemplated hereby or in the Company Stockholders’ Agreement and CNLRP Stockholders’ Agreement, (ii) disclosed or required to be disclosed in the Company Disclosure Schedule or CNLRP Disclosure Schedule, as the case may be, or (iii) required to prevent a Company Material Adverse Effect or a CNLRP Material Adverse Effect from occurring prior to or after the Effective Time.

6.6 Public Disclosure. CNLRP and the Company shall each use its reasonable efforts to consult with the other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement or the Company Stockholders’ Agreement and CNLRP Stockholders’ Agreement and shall not issue any such press release or make any such public statement prior to using such efforts, except as may be required by law, fiduciary duty or the applicable rules of the NYSE.

6.7 Listing of Company Common Stock and Company Series C Preferred Stock. The Company shall cause the shares of the Company Common Stock and Company Series C Preferred Stock to be issued in the Merger to be listed, and the shares of the Company Common Stock issuable upon conversion of the Series C Preferred Stock to be reserved for listing, on the NYSE, subject to official notice of issuance, on or prior to the Closing Date.

6.8 Indemnification.

(a) From and after the Effective Time, CNLRP will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its directors and officers as of the Effective Time and any indemnification provisions under the Company’s Restated Articles of Incorporation or Bylaws as in effect on the date hereof. The provisions of the Restated Articles of Incorporation, as amended and Bylaws of the Surviving Corporation with respect to indemnification and exculpation of directors and officers shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, at any time prior to the Effective Time, were directors or officers of the Company in respect of acts or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law.

(b) From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless the present and former directors and officers of the Company (each, an “Indemnified Party”, and collectively, the “Indemnified Parties”), against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of, with the approval of the Surviving Corporation, which approval shall not be unreasonably withheld or delayed, or otherwise in connection with any claim, action, suit, proceeding or investigation, including liabilities in connection with any claim, action, suit, proceeding or investigation with respect to which the Surviving Corporation has withheld settlement approval (a “Claim”), based in whole or in part on the fact that such person is or was a director or officer of the Company and arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), except for acts or omissions involving willful or intentional misconduct or recklessness by such Indemnified Party, and shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party upon receipt from the Indemnified Party to whom expenses are advanced of an undertaking to repay such advances as they shall ultimately be determined in a final adjudication from which there is not further right to appeal that the Indemnified Party is not entitled to indemnification hereunder. Without limiting the foregoing, in the event any Claim is brought against any Indemnified Party (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain independent legal counsel satisfactory to them provided that such counsel shall be reasonably acceptable to the Surviving Corporation, (ii) the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements thereof are received and (iii) the Surviving Corporation will use its reasonable efforts to assist in the vigorous defense of any such matter. Any Indemnified Party wishing to claim indemnification under this Section 6.9 upon learning of any Claim, shall notify the Surviving Corporation, although the failure to so notify the Surviving Corporation shall not relieve the Surviving Corporation of any liability which the Surviving Corporation may have under this Section 6.9 (except to the extent that such failure materially prejudices the Surviving Corporation), and shall deliver the Surviving Corporation the undertaking contemplated by this subsection (b).

(c) For a period of six years after the Effective Time, CNLRP shall cause the Surviving Corporation to maintain in effect a directors’ and officers’ liability insurance policy covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (complete and accurate copies of which has been delivered to CNLRP prior to the date of this Agreement) with coverage in amount and scope at least as favorable to such persons as the Company’s respective existing coverage; provided, however, that the Surviving Corporation will not be required, in order to maintain such directors’ and officers’ liability insurance policy, to pay an annual premium in excess of 125% of the aggregate annual amounts currently paid by the Company to maintain the existing policies; and provided further that, if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of 125% of such amount, the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to 125% of such amount.

(d) This Section 6.8 is intended for the benefit of, and shall be enforceable by, the Indemnified Parties, their heirs and personal representatives, and shall be binding on the Surviving Corporation and its successors and assigns.

6.9 Letter of the Company’s and CNLRP’s Accountants.

(a) The Company shall use its reasonable efforts to cause to be delivered to the Company a “comfort” letter of Deloitte & Touche, the Company’s independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to CNLRP, in form reasonably satisfactory to CNLRP and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

(b) CNLRP shall use its reasonable efforts to cause to be delivered to CNLRP and the Company a “comfort” letter of PriceWaterhouseCoopers, CNLRP’s independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to the Company, in form reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

6.10 Notification of Certain Matters. CNLRP will give prompt notice to the Company, and the Company will give prompt notice to CNLRP, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) (i) any representation or warranty of such party contained in this Agreement that is qualified as to materiality to be untrue or inaccurate in any respect or (ii) any other representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of CNLRP or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section 6.11 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

6.11 Certain Tax Matters.

(a) The parties shall use their reasonable best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code. The parties hereby adopt this Agreement as a plan of reorganization.

(b) From and after the date hereof, none of the parties will knowingly take any action or fail to take any action that would prevent or impede the Merger from being treated as a reorganization within the meaning of Section 368(a) of the Code.

(c) The covenants set forth in this Section 6.11 shall survive the Closing and shall continue in full force and effect at all times thereafter.

6.12 Company Stockholders’ Agreement. Robert J. Stetson, Harry O. Davis and Stacy M. Riffe have executed and delivered to CNLRP, concurrently with the execution of this Agreement, the Company Stockholders’ Agreement. The Company acknowledges and agrees to be bound by and comply with the provisions of Section 3.1(a) and (b) of the Company Stockholders’ Agreement as if a party thereto with respect to transfers of record of ownership of shares of the Company Common Stock, and agrees to notify the transfer agent for any Company Common Stock of such provisions.

6.13 CNLRP Stockholders’ Agreement. CNL Financial Group, Inc., James M. Seneff, Jr., Robert A. Bourne, Curtis B. McWilliams and Steven D. Shackelford have executed and delivered to the Company, concurrently with the execution of this Agreement, CNLRP Stockholders’ Agreement. CNLRP acknowledges and agrees to be bound by and comply with the provisions of Section 3.1(a) and (b) of CNLRP Stockholders’ Agreement as if a party thereto with respect to transfers of record of ownership of shares of CNLRP Common Stock, and agrees to notify the transfer agent for any CNLRP Common Stock of such provisions.

6.14 Change in Company Board Size. The Company Board shall take all actions necessary to reduce or increase the size of the Company Board immediately prior to the Effective Time to the number of Board Designees as determined pursuant to Section 1.4 hereof. Immediately following the Effective Time, the remaining members of the Company Board shall appoint the existing members of the CNLRP Board, the then current Chief Executive Officer of CNLRP, and up two additional members designated by CNLRP to the Surviving Company’s board of directors.

6.15 Notice to Holders of Company Preferred Stock. The Company shall provide such timely notice to the holders of the Company Series A Preferred Stock and Company Series B Preferred Stock as may be required under the MGCL or the Articles Supplementary creating such stock.

6.16 Access to Work Papers. The Company shall use commercially reasonable efforts to obtain from Deloitte & Touche (i) access to all work papers relating to audits by Deloitte &Touche LLP of the Company and any of its subsidiaries, and (ii) the continued cooperation of Deloitte & Touche LLP with regard to the preparation of consolidated financial statements for the Surviving Company.

6.17 Takeover Laws. If any form of anti-takeover statute, regulation or charter provision or contract is or shall become applicable to the Merger or the transactions contemplated hereby or by the Company Stockholders’ Agreement and CNLRP Stockholders’ Agreement, the Company and the Company Board shall grant such approvals and take such actions as are necessary under such laws and provisions so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of such law, provision or contract on the transactions contemplated hereby or thereby.

6.18 Assumption of CNLRP Employee Plans. The parties hereto intend that, from and after the Effective Time of the Merger, the Surviving Corporation will assume the CNLRP Employee Plans and will succeed to all of CNLRP’s obligations and liabilities under those plans, notwithstanding anything to the contrary that might be contained in those plans. CNLRP will cause the Surviving Corporation to take whatever actions (including adopting the plans) might be necessary or appropriate to effectuate this result. Without limiting the generality of the foregoing, the parties specifically agree that CNLRP will cause the Surviving Corporation to assume sponsorship of the CNL American Properties Fund, Inc. 1999 Performance Incentive Plan.

6.19 Payments Related to Failure to Close Income Fund Mergers.

(a) Section 7.3(h) of each Income Fund Merger Agreement requires, as a condition of the Company’s obligations to close the respective Income Fund Merger, the receipt by the Company of certain financing. CNLRP acknowledges that it will diligently work in good faith with the Company to obtain such financing. Section 8.4(d) of each Income Fund Merger Agreement requires that the Company pay the respective Income Fund a fee in the event that the Company terminates the Income Fund Merger Agreement pursuant to Section 8.1(n) thereof because of the failure of Section 7.3(h) to be satisfied. In the event that the Company terminates any Income Fund Merger Agreement pursuant to Section 8.1(n) thereof solely because of the failure of Section 7.3(h) thereof to be satisfied, then upon receipt of written notice of such termination from the Company and payment by the Company of any required amounts under each Income Fund Merger Agreement, CNLRP shall pay to the Company an amount equal to $2,000,000 multiplied by a fraction the numerator of which is the purchase price for the Income Fund and the denominator of which is the aggregate purchase price for all of the Income Funds. The fee shall be paid by CNLRP to the Company, in immediately available funds, within two (2) business days after the receipt of written notice of such termination.

(b) Section 8.1(b) of each Income Fund Merger Agreement requires the Income Fund pay to the Company a break-up fee in the event the Income Fund terminates the Income Fund Merger Agreement pursuant to Section 8.1(k) thereof. In the event that the Company receives any payments from the Income Funds pursuant to Section 8.1(b) of the Income Fund Merger Agreements, the Company shall pay CNLRP an amount equal to one-half of all such payments . Any such amounts shall be paid by the Company to CNLRP, in immediately available funds, within two (2) business days after the receipt by the Company pursuant to Section 8.1(b) of the Income Fund Merger Agreements.

6.20 Bridge Financing. The Company shall use its best efforts to obtain no later than October 30, 2004 a commitment letter (the “Commitment Letter”) expiring no earlier than January 30, 2005, from a reputable financial institution in substantially the same form and substance as Exhibit G attached hereto, to provide financing on terms and conditions no less favorable than those described on Exhibit G attached hereto.

ARTICLE VII

CONDITIONS TO MERGER

7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approvals. This Agreement, the Merger and the CNLRP Charter Amendment shall have been approved and adopted by (i) the requisite vote of the stockholders of the Company, in accordance with the MGCL and the Restated Articles of Incorporation and Bylaws of the Company and the rules of the NYSE; and/or, as applicable, (ii) the requisite vote of the stockholders of CNLRP in accordance with the MGCL, the Second Amended and Restated Articles of Incorporation, as amended and Bylaws of CNLRP.

(b) Governmental Approvals. Other than the filings provided for by Section 1.1, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity, the failure of which to file, obtain or occur would cause a CNLRP Material Adverse Effect or a Company Material Adverse Effect, shall have been filed, obtained or occurred.

(c) Registration Statement. The Registration Statement shall have become effective under the Securities Act and the Proxy Statement shall have been cleared by the Commission and neither the Proxy Statement nor the Registration Statement shall be the subject of any stop order or any actual or threatened proceedings seeking a stop order, and no proceedings for that purpose shall have been initiated or, to the Company’s or CNLRP’s Knowledge, threatened by the SEC.

(d) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (each an “Order”) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(e) NYSE. The shares of the Company Common Stock and the Company Series C Preferred Stock to be issued in the Merger shall have been approved for listing, and the shares of Company Common Stock issuable on conversion of the Company Series C Preferred Stock have been reserved for listing, on the NYSE, subject only to official notice of issuance.

7.2 Additional Conditions to Obligations of CNLRP. The obligations of CNLRP to effect the Merger are subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived in writing exclusively by CNLRP:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (ii) for changes contemplated by this Agreement and (iii) for any failure of such representations and warranties to be true and correct which could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; provided, however, for purposes of this Section 7.2(a), the representations and warranties of the Company shall be construed as if they did not contain any qualification that refers to a Company Material Adverse Effect or materiality. CNLRP shall have received a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of the Company.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement. CNLRP shall have received a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of the Company.

(c) Tax Opinion. CNLRP shall have received a written opinion from Shaw Pittman LLP, a limited liability partnership including professional corporations, counsel to CNLRP, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned on the receipt by such tax counsel of one or more representation letters from CNLRP. The specific provisions of each such representation letter shall be in form and substance reasonably satisfactory to such tax counsel, and each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

(d) BofA and LM Opinions. Neither BofA nor LM shall have withdrawn, modified or revoked its respective fairness opinion to the CNLRP Special Committee and the CNLRP Board.

(e) Third Party Consents. CNLRP shall have received evidence, in form and substance reasonably satisfactory to it, that those approvals or consents of third parties set forth in Section 3.3(b) of the Company Disclosure Schedule, if any (or not described in Section 3.3(b) of the Company Disclosure Schedule but required to be so described) have been obtained, except where failure to have been so obtained, either individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(f) Resignations. CNLRP shall have received copies of the resignations, effective immediately following the Effective Time, of each officer and director of the Company and its Subsidiaries, other than the resignations of Robert J. Stetson, G. Steven Dawson and James H. Kropp as a directors of the Company.

(g) REIT Tax Opinion. CNLRP shall have received a written opinion reasonably acceptable to CNLRP from Locke Liddell & Sapp LLP, counsel to the Company, that the Company qualified as a REIT under the Code for all open taxable years through December 31, 2003, that the Company is organized in conformity with the requirements for qualification as a REIT under the Code, and that the Company’s method of operation will enable it to meet the requirements for qualification as a REIT under the Code for the taxable year beginning January 1, 2004, determined as if such taxable year ended as of the Closing.

(h) Closing Agreement. The Company shall have received a closing agreement from the IRS in form and substance substantially similar to the closing agreement previously agreed to by the parties or the Company shall have received a closing agreement from the IRS in a form and substance reasonably satisfactory to Shaw Pittman LLP in its capacity as tax counsel to CNLRP.

(i) Company Stockholders’ Agreement. The Company Stockholders’ Agreement shall be in full force and effect as of the Effective Time and become effective in accordance with the respective terms thereof and the actions required to be taken thereunder by the parties thereto prior to the Effective Time shall have been taken.

(j) Tax Return. The Company’s Federal Tax Return for the year ended December 31, 2003 shall have been filed with the IRS and a copy thereof shall have been provided to CNLRP.

(k) Redemption of Operating Partnership Units. The Company shall have used commercially reasonable efforts to redeem units of limited partnership interest from W&C Buildings, LLC and Richard S. Wilensky which equal .35% of the partnership units in U. S. Restaurant Properties Operating Partnership L.P.

(l) Amendment to Company Stock Plan. The Board of Directors of the Company shall have approved and adopted an amendment to the Company Stock Plan providing that the term of the Company Stock Plan shall expire 10 years from the date of initial adoption of the Company Stock Plan by the Company’s stockholders.

(m) Material Adverse Effect. There shall have been no events, changes or effects, individually or in the aggregate, with respect to the Company or any of its Subsidiaries or any of the business, prospects, or commercial relationships of the Company or its Subsidiaries having, or that could reasonably be expected to have, a Company Material Adverse Effect. CNLRP shall have received a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of the Company.

7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of CNLRP set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (ii) for changes contemplated by this Agreement and (iii) for any failure of such representations and warranties to be true and correct which could not, individually or in the aggregate, reasonably be expected to have a CNLRP Material Adverse Effect; provided, however, for purposes of this Section 7.3(a), the representations and warranties of CNLRP shall be construed as if they did not contain any qualification that refers to a CNLRP Material Adverse Effect or materiality. The Company shall have received a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of CNLRP.

(b) Performance of Obligations of CNLRP. CNLRP shall have performed in all material respects all obligations required to be performed by it under this Agreement. The Company shall have received a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of CNLRP.

(c) Tax Opinion. The Company shall have received a written opinion from Locke Liddell & Sapp LLP, a limited liability partnership, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned on the receipt by such tax counsel of one or more representation letters from the Company. The specific provisions of each such representation letter shall be in form and substance reasonably satisfactory to such tax counsel, and each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

(d) MK Opinion. MK shall not have withdrawn, modified or revoked its fairness opinion to the Company Special Committee and the Company Board.

(e) Third Party Consents. The Company shall have received evidence, in form and substance reasonably satisfactory to it, that those approvals or consents of third parties set forth in Section 4.3(b) of CNLRP Disclosure Schedule, if any (or not described in Section 4.3(b) of CNLRP Disclosure Schedule but required to be so described) have been obtained, except where failure to have been so obtained, either individually or in the aggregate, would not reasonably be expected to have a CNLRP Material Adverse Effect.

(f) REIT Tax Opinion. The Company shall have received a written opinion reasonably acceptable to the Company from Shaw Pittman LLP, counsel to CNLRP, that CNLRP qualified as a REIT under the Code for all open taxable years through December 31, 2003, that CNLRP is organized in conformity with the requirements for qualification as a REIT under the Code, and that CNLRP’s method of operation will enable it to meet the requirements for qualification as a REIT under the Code for the taxable year beginning January 1, 2004, determined as if such taxable year ended as of the Closing.

(g) Income Fund Mergers. The Company shall have closed, contemporaneously with the Closing hereunder, such number of mergers (the “Income Fund Mergers”) as contemplated by the various agreements and plans of merger of even date herewith (the “Income Fund Merger Agreements”) by and between the Company and various limited partnerships (the “Income Funds”) and listed on Schedule 7.3(g) hereto such that the Company shall have acquired such number of Income Funds representing at least 75% of the aggregate purchase price for all the Income Funds.

(h) CNLRP shall have received a closing agreement from the IRS in form and substance reasonably satisfactory to Locke Liddell & Sapp LLP in its capacity as tax counsel to the Company or the parties hereto mutually agree, upon advice of counsel, that a closing agreement is unnecessary.

(i) Material Adverse Effect. There shall have been no events, changes or effects, individually or in the aggregate, with respect to CNLRP or any of its Subsidiaries or any of the business, prospects, or commercial relationships of CNLRP or its Subsidiaries having, or that could reasonably be expected to have, a CNLRP Material Adverse Effect. The Company shall have received a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of CNLRP.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (by written notice by the terminating party to the other party), whether before or, subject to the terms hereof, after adoption of this Agreement by the stockholders of the Company:

(a) by mutual written consent of CNLRP and the Company; or

(b) by either CNLRP or the Company if the Merger shall not have been consummated by June 30, 2005 (the “Outside Date”) (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before such date); or

(c) by either CNLRP or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

(d) by either CNLRP or the Company if (i) the Company Meeting cannot be held because of the lack of a quorum of the Company’s stockholders, (ii) at the Company Meeting (including any adjournment or postponement), the requisite vote of the stockholders of the Company in favor of this Agreement and the Merger shall not have been obtained, (iii) CNLRP Meeting cannot be held because of the lack of a quorum of CNLRP’s stockholders, or (iv) at CNLRP Meeting (including any adjournment or postponement), the requisite vote of the stockholders of CNLRP in favor of this Agreement and the Merger shall not have been obtained (provided that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party seeking termination who at the time is in breach of or has failed to fulfill its obligations under this Agreement); or

(e) by CNLRP, if the Company or Company Board or any committee thereof shall have (i) approved or recommended, or proposed to approve or recommend, any Acquisition Proposal other than the Merger, (ii) breached its obligation to present and recommend the approval and adoption of this Agreement and the Merger to the stockholders of the Company, (iii) withdrawn or modified, or proposed to withdraw or modify, in a manner adverse to CNLRP, its recommendation or approval of the Merger, this Agreement or the transactions contemplated hereby, (iv) failed to mail the Proxy Statement to the stockholders of the Company when the Proxy Statement was available for mailing or failed to include therein such approval and recommendation (including the recommendation that the stockholders of the Company vote in favor of the adoption of this Agreement), (v) failed to have issued a press release reaffirming the Company Board’s recommendation of this Agreement within two business days after receipt of a written request by CNLRP to do so after the commencement of a tender offer or exchange for more than 20% of the outstanding voting securities of the Company (it being understood that CNLRP shall not have a right to terminate this Agreement pursuant to this clause (v) if the

Company fails to issue such a press release in response to more than one such request), (vi) entered, or caused the Company or any Subsidiary to enter, into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, (vii) resolved or announced its intention to do any of the foregoing;

(f) by the Company, if CNLRP or CNLRP Board or any committee thereof shall have (i) approved or recommended, or proposed to approve or recommend, any Acquisition Proposal other than the Merger, (ii) breached its obligation to present and recommend the approval and adoption of this Agreement and the Merger to the stockholders of CNLRP, (iii) withdrawn or modified, or proposed to withdraw or modify, in a manner adverse to the Company, its recommendation or approval of the Merger, this Agreement or the transactions contemplated hereby, (iv) failed to mail the Proxy Statement to the stockholders of CNLRP when the Proxy Statement was available for mailing or failed to include therein such approval and recommendation (including the recommendation that the stockholders of CNLRP vote in favor of the adoption of this Agreement), (v) failed to have issued a press release reaffirming the CNLRP Board’s recommendation of this Agreement within two business days after receipt of a written request by the Company to do so after the commencement of a tender offer or exchange for more than 20% of the outstanding voting securities of CNLRP (it being understood that the Company shall not have a right to terminate this Agreement pursuant to this clause (v) if CNLRP fails to issue such a press release in response to more than one such request), (vi) entered, or caused CNLRP or any Subsidiary to enter, into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vii) resolved or announced its intention to do any of the foregoing;

(g) by CNLRP, if (i) any Person (other than CNLRP or an Affiliate of CNLRP) acquires beneficial ownership of or the right to acquire 20% or more of the outstanding shares of capital stock or other equity interests of the Company or any Subsidiary or (ii) a tender or exchange offer relating to securities of the Company shall have been commenced by a Person unaffiliated with CNLRP, and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within 10 business days after such tender or exchange offer is first published, sent or given, a statement that the Company recommends rejection of such tender or exchange offer;

(h) by CNLRP, if it is not in material breach of its obligations under this Agreement, and if (i) at any time that any of the representations and warranties of the Company herein become untrue or inaccurate such that Section 7.2(a) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 8.1(h)) or (ii) there has been a breach on the part of the Company of any of its covenants or agreements contained in this Agreement such that Section 7.2(b) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 8.1(g)), and, in both case (i) and case (ii), such breach (if curable) has not been cured within 30 days after notice to the Company;

(i) by the Company, if it is not in material breach of its obligations under this Agreement, and if (i) at any time that any of the representations and warranties of CNLRP herein become untrue or inaccurate such that Section 7.3(a) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 8.1(i)) or (ii) there has been a breach on the part of CNLRP of any of their respective covenants or agreements contained in this

Agreement such that Section 7.3(b) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 8.1(h)), and such breach (if curable) has not been cured within 30 days after notice to CNLRP;

(j) by CNLRP, if any of the stockholders of the Company that is a party to the Company Stockholders’ Agreement shall have breached or failed to perform in any material respect any representation, warranty, covenant or agreement contained therein, that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect on or materially impede the ability of the parties to consummate the Merger as contemplated herein;

(k) by the Company, if any of the stockholders of CNLRP that is a party to CNLRP Stockholders’ Agreement shall have breached or failed to perform in any material respect any representation, warranty, covenant or agreement contained therein, that, individually or in the aggregate, would reasonably be expected to have a CNLRP Material Adverse Effect on or materially impede the ability of the parties to consummate the Merger as contemplated herein;

(l) by the Company, if (i) any Person (other than the Company or an Affiliate of the Company) acquires beneficial ownership of or the right to acquire 20% or more of the outstanding shares of capital stock or other equity interests of CNLRP or any Subsidiary or (ii) a tender or exchange offer relating to securities of CNLRP shall have been commenced by a Person unaffiliated with the Company, and CNLRP shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within 10 business days after such tender or exchange offer is first published, sent or given, a statement that CNLRP recommends rejection of such tender or exchange offer; or

(m) by the Company, if the Company has not received the Commitment Letter by October 30, 2004 (provided that the right to terminate this Agreement under this Section 8.1(m) shall not be available to the Company after such date).

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of CNLRP, the Company or their respective officers, directors, stockholders or Affiliates, except as set forth in Sections 5.3, 6.3, 8.3, 8.4 and Article IX; provided that any such termination shall not relieve any party from liability for any willful breach of this Agreement (which includes without limitation the making of any representation or warranty by a party in this Agreement that the party knew was not true and accurate in all material respects when made) and the provisions of Sections 5.3 (regarding confidentiality), the penultimate sentence of 6.3 (regarding confidentiality), 8.3, 8.4 and Article IX of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

8.3 General Fees and Expenses. Except as set forth in this Section 8.3 and Section 8.4, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

8.4 Certain Fees and Expenses.

(a) If this Agreement shall be terminated (i) pursuant to Sections 8.1(e) or 8.1(g), then the Company thereupon shall pay to CNLRP the Break-Up Fee (as defined below) and (ii) pursuant to Section 8.1(h) or 8.1(j), then the Company shall pay to CNLRP (provided that the Company was not entitled to terminate this Agreement pursuant to Section 8.1(i) at the time of such termination) an amount equal to the Break-Up Expenses (as defined herein).

(b) If this Agreement shall be terminated (i) pursuant to Sections 8.1(f) or 8.1(l), then CNLRP thereupon shall pay to the Company the Break-Up Fee (as defined below) and (ii) pursuant to Section 8.1(i) or 8.1(k), then CNLRP shall pay to the Company (provided that CNLRP was not entitled to terminate this Agreement pursuant to Section 8.1(h) at the time of such termination) an amount equal to the Break-Up Expenses (as defined herein).

(c) If this Agreement shall be terminated pursuant to Sections 8.1(b) (if primarily resulting from any action or inaction of the Company), 8.1(d) or 8.1(e) and prior to the time of such termination an Acquisition Proposal has been received by the Company, and either prior to the termination of this Agreement or within two years thereafter, the Company enters into any written agreement to consummate a transaction or series of transactions which, had such agreement been proposed or negotiated during the term of this Agreement, would have constituted an Acquisition Proposal (each, a “Company Acquisition Agreement”), then the Company shall pay the Break-Up Fee to CNLRP upon the execution by the Company thereof.

(d) The payment of the Break-Up Fee shall be full compensation for the loss suffered by CNLRP or the Company (as applicable) as a result of the failure of the Merger to be consummated (including, without limitation, opportunity costs and out-of-pocket costs and expenses) and to avoid the difficulty of determining damages under the circumstances. The Break-Up Fee or the Break-Up Expenses shall be paid by the Company to CNLRP or CNLRP to the Company (as applicable), in immediately available funds within two (2) business days after the date the event giving rise to the obligation to make such payment occurred. The Company and CNLRP each acknowledge that the agreements contained in this Section 8.4 are integral parts of this Agreement; accordingly, if CNLRP or the Company (as applicable) fails to promptly pay the Break-Up Fee or Break-Up Expenses due pursuant to this Section 8.4 and, in order to obtain payment, CNLRP or the Company (as applicable) commences a suit which results in a judgment against the other for any amounts owed pursuant to this Section 8.4, the losing party shall pay to the prevailing party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount owed at the prime rate of Bank of America, N.A. Payment of the fees described in Section 8.4 shall not be in lieu of damages incurred in the event of breach of this Agreement.

(e) As used in this Agreement, “Break-Up Fee” shall be an amount equal to the lesser of (i) $20,000,000 less Break-Up Expenses paid or payable under this Section 8.4 (the “Base Amount”) and (ii) the sum of (A) the maximum amount that can be paid to CNLRP or the Company, as the case may be (the “Recipient”) without causing the Recipient to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) and 856(c)(3)(A)-(I) of the Code (“Qualifying Income”), as determined by independent accountants to the Recipient, and

(B) in the event the Recipient receives a letter from outside counsel (the “Break-Up Fee Tax Opinion”) indicating that the Recipient has received a ruling from the IRS holding that the Recipient receipt of the Base Amount would either constitute Qualifying Income or would be excluded from gross income of the Recipient within the meaning of Sections 856(c)(2) and (3) of the Code (the “REIT Requirements”) or that the receipt by the Recipient of the remaining balance of the Base Amount following the receipt of and pursuant to such ruling would not be deemed constructively received prior thereto, the Base Amount less the amount payable under clause (A) above. The obligation of CNLRP or the Company, as the case may be, to pay (the “Payor”) any unpaid portion of the Break-Up Fee shall terminate two years from the date of this Agreement. In the event that the Recipient is not able to receive the full Base Amount, the Payor shall place the unpaid amount in escrow and shall not release any portion thereof to the Recipient unless and until the Payor receives either one of the following: (i) a letter from the Payor’s independent accountants indicating the maximum amount that can be paid at that time to the Recipient without causing the Recipient to fail to meet the REIT Requirements or (ii) a Break-Up Fee Tax Opinion, in either of which events the Payor shall pay to the Recipient the lesser of the unpaid Base Amount or the maximum amount stated in the letter referred to in (i) above.

(f) The “Break-Up Expenses” payable to the Recipient, shall be an amount equal to the lesser of (i) $5,000,000 and (ii) the Recipient’s out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, all attorneys’, accountants’ and investment bankers’ fees and expenses). If the Break-Up Expenses payable to the Recipient exceed the maximum amount that can be paid to the Recipient without causing the Recipient to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income, as determined by independent accountants to the Recipient (the “Maximum Amount”), the amount initially payable to the Recipient shall be limited to the Maximum Amount. If, however, within the two-year period commencing on the date of this Agreement, the Recipient receives a letter from outside counsel (the “Break-Up Expense Tax Opinion”) indicating that it has received a ruling from the IRS holding that the Recipient’s receipt of the Break-Up Expenses would either constitute Qualifying Income or would be excluded from gross income of the Recipient within the meaning of the REIT Requirements or that receipt by the Recipient of the balance of the Break-Up Expenses above the Maximum Amount following the receipt of and pursuant to such ruling would not be deemed constructively received prior thereto, the Recipient shall be entitled to have payable to it the full amount of the Break-Up Expenses. The obligation of the Payor to pay any unpaid portion of the Break-Up Expenses shall terminate two years from the date of this Agreement. In the event that the Recipient is not able to receive the full Break-Up Expenses, the Payor shall place the unpaid amount in escrow and shall not release any portion thereof to the Recipient unless and until the Payor receives either one of the following: (i) a letter from the independent accountants of CNLRP or the Company, as the case may be, indicating the maximum amount that can be paid at that time to the Recipient without causing it to fail to meet the REIT Requirements or (ii) a Break-Up Expense Tax Opinion, in either of which events the Payor shall pay to the Recipient the lesser of the unpaid Break-Up Expenses or the maximum amount stated in the letter referred to in (i) above.

(g) Notwithstanding anything contained in this Section 8.4, in the event the Company terminates this Agreement pursuant to Section 8.1(m), the Company shall pay a termination fee equal to CNLRP $2,500,000 in immediately available funds within two (2)

business days after the receipt of notice by CNLRP that the Company is exercising its right of termination pursuant to such provision.

8.5 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, provided, however, that, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.6 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein, provided, however, that, after any such approval, no extension or waiver shall be made which by law requires further approval by such stockholders without such further approval. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE IX

MISCELLANEOUS

9.1 Nonsurvival of Representations and Warranties. The respective representations and warranties of the Company and CNLRP contained in this Agreement or in any instrument delivered pursuant to this Agreement shall expire with, and be terminated and extinguished upon, the Effective Time. This Section 9.1 shall have no effect upon any other obligations of the parties hereto, whether to be performed before or after the consummation of the Merger. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, neither the Company nor CNLRP makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to the other or the other’s representatives of any documentation or other information with respect to any one or more of the foregoing.

9.2 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, or by electronic mail, with a copy thereof to be delivered or sent as provided above or by facsimile or telecopier, as follows:

(a)	if to CNLRP, to:

CNL Restaurant Properties, Inc.

450 S. Orange Avenue, Suite 1100

Orlando, FL 32801

Attn: Curtis McWilliams

with a copy to:

Shaw Pittman LLP

2300 N Street, N.W.

Washington, D.C. 20037

Attn: Thomas H. McCormick, Esq.

Fax: (202) 663-8007

(b)	if to the Company, to:

U.S. Restaurant Properties, Inc.

12240 Inwood Road

Suite 300

Dallas, Texas 75244

Attn: Robert Stetson

Fax: (972) 490-9119

with a copy to:

Locke Liddell & Sapp LLP

2200 Ross Avenue

Suite 2200

Dallas, Texas 75201

Attn: Kenneth Betts

Fax: (214) 740-8800

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (i) in the case of personal delivery, nationally recognized overnight courier or registered or certified mail, on the date of such delivery and (ii) in the case of facsimile or telecopier or electronic mail, upon confirmed receipt.

9.3 Entire Agreement. This Agreement (including any Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or between the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.

9.4 No Third Party Beneficiaries. Except as provided in Section 6.8, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

9.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree hereto that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the parties with respect to the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.7 Counterparts and Signature. This Agreement may be executed in two counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party hereto and delivered to the other party, it being understood that each party need not sign the same counterpart.

9.8 Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Maryland without giving effect to any choice or conflict of law provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Maryland.

9.10 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

9.11 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.

9.12 Submission to Jurisdiction. Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of any state or federal court of competent jurisdiction of the State of Maryland in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

9.13 WAIVER OF JURY TRIAL. CNLRP AND THE COMPANY HEREBY IRREVOCABLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF CNLRP OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

(SIGNATURES ARE ON FOLLOWING PAGE)

IN WITNESS WHEREOF, CNLRP and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

CNL RESTAURANT PROPERTIES, INC.

By:	/s/ CURTIS B. MCWILLIAMS
Title:	Chief Executive Officer

U.S. RESTAURANT PROPERTIES, INC.

By:	/s/ ROBERT J. STETSON
Title:	Chief Executive Officer

The undersigned, being the duly elected Secretary of the Company, hereby certifies that this Agreement has been adopted by a majority of the votes represented by the outstanding shares of capital stock of the Company entitled to vote on this Agreement.

Secretary

The undersigned, being the duly elected Secretary of CNLRP, hereby certifies that this Agreement has been adopted by a majority of the votes represented by the outstanding shares of capital stock of CNLRP entitled to vote on this Agreement.

Secretary